     As filed with the Securities and Exchange Commission on July 17, 1997
                                                      Registration No. 333-06121
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                             COMPRESSENT CORPORATION
                      (FORMERLY "CABLE-SAT SYSTEMS, INC.")
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                             ----------------------

             FLORIDA                               7372                              65-0581474
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                                            2105 HAMILTON AVENUE
                                                 SUITE 140
                                             SAN JOSE, CA 95125
                                               (408) 879-6600

    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ----------------------

                                  ABE OSTROVSKY
                              2105 HAMILTON AVENUE
                                    SUITE 140
                               SAN JOSE, CA 95125
                                 (408) 879-6600

            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                             ----------------------

                                   Copies to:
                            MICHAEL J. DANAHER, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (415) 493-9300
                              (415) 493-6811 (FAX)
                             ----------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: September 25, 1996

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

================================================================================

                                EXPLANATORY NOTE

    The form of Prospectus filed as part of this Registration Statement has two versions. The first version of the Prospectus was utilized in connection with the underwritten public offering of 1,050,000 shares of Common Stock and 1,150,000 Common Stock warrants. (Although the primary offering amount was 1,000,000 shares of Common Stock and 1,000,000 Common Stock warrants, due to the exercise by the Underwriter of its overallotment option, the amounts actually issued were 1,050,000 shares of Common Stock and 1,150,000 Common Stock warrants.) The second version of the Prospectus (the "Alternate Prospectus") will be utilized by the Selling Shareholders.

    The purpose of this Post-effective Amendment No. 1 is to file a First Prospectus Supplement to each version of the Prospectus. The supplements contain the financial statements and the Management's Discussion and Analysis of Financial Condition and Results of Operation set forth in the Registrant's Annual Report on Form 10-K for the year ended September 30, 1996 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997. Pursuant to Rule 424(c), only the supplements and not the original prospectuses are included with this filing.

                           FIRST PROSPECTUS SUPPLEMENT
                    FILED PURSUANT TO RULES 424(B)(3) AND (C)
                    (TO PROSPECTUS DATED SEPTEMBER 25, 1996)
                           REGISTRATION NO. 333-06121
                        1,050,000 SHARES OF COMMON STOCK
               1,150,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

                             COMPRESSENT CORPORATION
                      (FORMERLY "CABLE-SAT SYSTEMS, INC.")
                                  COMMON STOCK

                             ---------------------

        This First Prospectus Supplement supplements and amends the Prospectus dated September 25, 1996 (the "Prospectus") relating to the offer and resale by the holders thereof of up to 1,050,000 shares (the "Shares") of common stock, par value $0.001 per share, of Compressent Corporation, a Florida corporation (formerly named "Cable-Sat Systems, Inc.") (the "Company") and 1,150,000 redeemable common stock purchase warrants (the "Warrants") of the Company. All capitalized terms used but not otherwise defined in this First Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus.


        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS DATED SEPTEMBER 25, 1996 (THE "PROSPECTUS").

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 17, 1997.

        USE OF FORWARD-LOOKING STATEMENTS IN MANAGEMENT'S DISCUSSION AND
                                    ANALYSIS

        Item 7 ("Management's Discussion and Analysis of Financial Condition and Results of Operations") of Annex A and Item 2 ("Management's Discussion and Analysis of Financial Condition and Results of Operations") of Annex B of this Prospectus Supplement contain forward-looking statements within the meaning of
Section 27A of the Securities and Exchange Act of 1933 and Section 21E of the Securities Act of 1934, as amended. All forward-looking statements involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of many factors including but not limited to those discussed in "Risk Factors" and elsewhere in the Prospectus.

                                     EXPERTS

        The financial statements of Compressent Corporation (formerly Cable-Sat Systems, Inc.) at September 30, 1996 and for the year then ended, and for the period from inception (August 26, 1994) to September 30, 1996 appearing in this Prospectus Supplement and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm in experts in accounting and auditing.

        The balance sheet of the Registrant as of September 30, 1995, and the statement of operations, shareholders' equity and the statement of cash flows for the period from inception (August 26, 1994) to September 30, 1995 appearing in this Prospectus Supplement have been audited by Grant-Schwartz Associates, CPA's, independent certified public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm in experts in accounting and auditing.

                                    CONTENTS

        The Prospectus is hereby amended to include certain information from the Company's Annual Report on Form 10-K for the year ended September 30, 1996 filed on December 30, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed on May 15, 1997, as set forth below and attached as Annex A and Annex B hereto.

ANNEX A.  INFORMATION FROM PART I OF THE ANNUAL REPORT

                                                                                          PAGE NO.
                                                                                          --------
PART I.        FINANCIAL INFORMATION

ITEM 6.        Selected Financial Data for the period from inception (August 26, 1994) to
               September 30, 1995, the fiscal year ended September 30, 1996, and the period from inception (August 26, 1994) to September 30, 1996............................5

ITEM 7.        Management's Discussion and Analysis of Financial Condition and Results
               of Operations.....................................................................5

ITEM 8.        Financial Statements and Supplementary Data
               Statements of Operations for the period from inception (August 26, 1994) to
               September 30, 1995, the year ended September 30, 1996, and the period from inception (August 26, 1994) to September 30, 1996.................................8
               Balance Sheets as of September 30, 1995 and September 30, 1996....................9
               Statements of Shareholders' Equity for the period from inception (August 26, 1994)
               to September 30, 1995 and for the year ended September 30, 1996..................10
               Statements of Cash Flows for the period from inception (August 26, 1994) to
               September 30, 1995, the year ended September 30, 1996, and the period from inception (August 26, 1994) to September 30, 1996................................11
               Notes to Financial Statements for the year ended September 30, 1996..............12
               Report of Ernst & Young LLP, Independent Auditors................................19
               Report of Grant-Schwartz Associates, CPA's, Independent Certified
               Public Accountants ..............................................................20

ANNEX B.  INFORMATION FROM PART I OF THE QUARTERLY REPORT

                                                                                          PAGE NO.
                                                                                          --------
PART I.        FINANCIAL INFORMATION

ITEM 1.        Financial Statements (Unaudited)
               Condensed Statements of Operations -- three and six months ended
               March 31, 1996 and 1997, and for the period from inception
               (August 26, 1994) to March 31, 1997..............................................22
               Condensed Balance Sheets --September 30, 1996 and March 31, 1997.................23
               Condensed Statements of Cash Flows --six months ended March 31, 1996 and
               1997, and for the period from inception (August 26, 1994) to March 31, 1997......24
               Notes to Condensed Financial Statements..........................................25

ITEM 2.        Management's Discussion and Analysis of Financial Condition and Results
               of Operations....................................................................28

                                     ANNEX A

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)

          ITEMS 6, 7, AND 8 OF PART I OF THE ANNUAL REPORT ON FORM 10-K
                      FOR THE YEAR ENDED SEPTEMBER 30, 1996
                          AND SELECTED FINANCIAL DATA
               FOR THE SIX MONTHS ENDED MARCH 31, 1996 AND 1997.

ITEM 6.        SELECTED FINANCIAL DATA.

        The following selected financial data for the period from inception (August 26, 1994) to September 30, 1995, the fiscal year ended September 30, 1996, the six months ended March 31, 1996 and 1997 and the period from inception (August 26, 1994) to September 30, 1996 are qualified by reference to, and should be read in conjunction with, the Company's Financial Statements, the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere herein. The selected financial data have been derived from Company's audited financial statements.

                             Period from                       Period from                                Period from
                              Inception                         Inception                                  Inception
                           (August 26, 1994)  Year Ended    (August 26, 1994)    Six Months Ended      (August 26, 1994)
                           to September 30,  September 30,  to September 30,   March 31,    March 31,     to March 31,
                                1995              1996             1996          1996         1997            1997
                            -------------    -------------    -------------    ---------    ---------     -------------
STATEMENT OF
OPERATIONS DATA:
Total operating costs
  and expenses ...........  $   256,554      $  2,204,249    $  2,460,803      $   648,660  $ 2,497,800   $  4,957,883
Loss from
  operations .............  $  (256,554)     $ (2,204,249)   $ (2,460,803)     $  (648,660) $(2,497,080)  $ (4,957,883)
Interest income ..........  $     1,789      $     11,246    $     13,035            5,800      115,741        128,776
Net loss .................  $  (254,765)     $ (2,193,003)   $ (2,447,768)     $  (642,860) $(2,381,339)  $ (4,829,107)
Net loss applicable
  to common shareholders    $  (254,765)     $ (3,093,003)   $ (3,347,768)     $  (642,860) $(2,381,339)  $ (5,729,107)
Net loss per share
  applicable to common
  shareholders ...........  $     (0.06)     $      (0.76)                           (0.16)       (0.48)
Shares used in computing
  net loss per share
  applicable to common
  shareholders ...........      4,101,833        4,044,708                        4,104,500    4,980,342

                                                               September 30,
                                                         --------------------------       March 31,
                                                            1995           1996             1997
                                                         ----------    ------------      ----------
BALANCE SHEET DATA:
Current assets.....................................      $  423,078    $  5,705,106      $3,549,070
Working capital....................................         380,142       4,941,100       3,214,196
Total assets.......................................         488,394       5,959,105       3,897,618
Current liabilities................................          42,936         764,006         334,874
Shareholders' equity...............................         445,458       5,195,099       3,562,744

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        The following discussion and analysis should be read in conjunction with the Financial Statements and notes thereto appearing elsewhere herein.

Overview

        The Company was incorporated in the state of Florida on August 26, 1994, but did not commence formal operations until April 1995. The Company's primary activities since inception have been devoted to developing its initial color facsimile products and related technologies, preparation for marketing, the recruitment of key management and technical personnel, including outside consultants, and raising capital to fund operations. The Company has been unprofitable since inception and has not licensed or sold any of its products or technologies. As a result, the financial statements are presented in accordance with Statement of Financial Accounting Standards No. 7 (SFAS 7), "Accounting and Reporting by Development Stage Enterprises".

        For the period from inception (August 26, 1994) through September 30, 1996, the Company incurred a cumulative net loss of approximately $2,448,000 and had used $1,989,000 in cash for operating activities. The Company expects to continue to incur losses through at least the fourth quarter of the year ended September 30, 1997, or until the Company is able to attain revenues from sales, licensing or other arrangements sufficient to support its operations.

        Management believes that current working capital of approximately $4,941,000 will be sufficient to support the Company's planned activities through the end of fiscal 1997. The Company believes that to the extent existing resources and anticipated revenues are insufficient to fund the Company's planned activities in fiscal 1997, additional debt or equity financing will be available from existing investors and others. Based on the Company's current plans, it will be necessary for the Company to raise additional debt or equity financing in the first quarter of fiscal 1998.

Results of Operations

        Period from inception (August 26, 1994) to September 30, 1995 compared with the year ended September 30, 1996.

Research and Development

        From inception through September 30, 1996, a substantial part of the Company's activities related to research and development. The Company's research and development expenses were approximately $201,000 and $903,000 for the period from inception (August 26, 1994) to September 30, 1995 and the fiscal year ended September 30, 1996, respectively. The increase in expenses in fiscal 1996 as compared with the period from inception (August 26, 1994) to September 30, 1995, is primarily related to costs associated with the addition of personnel, increased use of consultants and temporary help, and increased supplies, all incurred to support increased development and testing activities. The Company expects research and development costs to continue to increase as the Company continues to expand its research efforts.

Marketing

        Marketing expenses were approximately $0 and $279,000 for the period from inception (August 26, 1994) to September 30, 1995 and the fiscal year ended September 30, 1996, respectively. Marketing expenses incurred during fiscal 1996 are primarily related to costs associated with staffing employees and consultants to start the Company's marketing efforts and costs associated with developing a marketing strategy and logo. Achieving significant market acceptance and commercialization of the Company's initial color fax products will require substantial marketing efforts and the expenditure of significant funds to establish market awareness of the Company and the initial color fax products. As such, the Company expects marketing expenses to increase significantly in fiscal 1997.

General and Administrative

        General and administrative expenses were approximately $56,000 and $1,022,000 for the period from inception (August 26, 1994) to September 30, 1995 and the fiscal year ended September 30, 1996, respectively. The increase is due primarily to increased administrative staffing to support growing operations and increases in business development efforts. General and administrative expenses are expected to continue to increase to support increased levels of operations and to cover the costs of being a public company.

Taxes

        The Company has had net losses since inception and has not provided for federal or state taxes to date. As of September 30, 1996, the Company had federal and state net operating loss carryforwards of approximately $2,100,000 and $1,300,000, respectively. The net operating loss carryforwards will expire beginning September 30, 2010 (federal) and September 30, 2003 (state), if not utilized. Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

Manufacturing, Distribution and Sales

        As the Company's initial color fax products are completed and become available to the market, the Company will begin to incur significant costs to manufacture, distribute and sell its products. In addition, costs will be incurred to provide technical support services to customers.

Liquidity and Capital Resources

        Since inception, the Company has relied on sales of its equity securities to fund its operations. Between May 1995 and May 1996 the Company received approximately $1,952,000 in cash from sales of its equity securities. In September 1996, the Company's initial public offering of common stock and Redeemable Common Stock Purchase Warrants became effective. The Company received net proceeds of approximately $5,387,614 from this initial public offering, less $108,000 for advisory services to be provided over three years by the Underwriter, Barron -- Chase Securities, Inc. The Company's outstanding Redeemable Common Stock Purchase Warrants are exercisable at $6.00 per share and could result in the receipt of up to an additional $6,900,000. However, there can be no assurance that such warrants will be exercised and the Company cannot redeem the warrants until September 25, 1997, without the prior consent of the Underwriter. In addition, in connection with the Company's initial public offering, the Company redeemed its preferred stock for a cash payment of $450,000 and the issuance of 150,000 shares of common stock.

        From inception (August 26, 1994) to September 30, 1996, the Company's cash expenditures for operating activities were approximately $1,989,000. These cash expenditures were approximately $327,000 from inception (August 26, 1994) through September 30, 1995 and $1,662,000 for the fiscal year ended September 30, 1996 and differ from the Company's net loss in these periods principally due to non-cash operating expenditures and an increase in accounts payable and accrued liabilities. The Company expects its cash requirements to increase due to expected increases in expenses related to further research and development of its technologies and increased marketing, manufacturing, sales and distribution and technical support expenses associated with the introduction of its initial color fax products to the market place and increased administrative expenses associated with fees for professional services, legal expenses in connection with the lawsuit with Color Communications Corporation and the costs associated with the Company being public. The Company plans to hire additional employees and increase marketing and sales expenses to execute its sales and marketing plans.

        The Company believes that to the extent existing resources and anticipated revenues are insufficient to fund the Company's planned activities in fiscal 1997, additional debt or equity financing will be available from existing investors and others. Based on the Company's current plans, it will be necessary for the Company to raise additional debt or equity financing in the first quarter of fiscal 1998.

ITEM 8.        FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                            STATEMENTS OF OPERATIONS


                                                  Period From                               Period From
                                                   Inception                                 Inception
                                                (August 26, 1994)      Year Ended        (August 26, 1994)
                                                to September 30,      September 30,       to September 30,
                                                      1995                1996                  1996
                                                ---------------      ---------------      ---------------
OPERATING COSTS AND EXPENSES:
    Research and development ..............     $       200,734      $       903,225      $     1,103,959
    Marketing .............................                  --              278,690              278,690
    General and administrative ............              55,820            1,022,334            1,078,154
                                                ---------------      ---------------      ---------------
      Total operating costs and expenses ..             256,554            2,204,249            2,460,803
                                                ---------------      ---------------      ---------------
Loss from operations ......................            (256,554)          (2,204,249)          (2,460,803)
Interest income ...........................               1,789               11,246               13,035
                                                ---------------      ---------------      ---------------
      Net loss ............................            (254,765)          (2,193,003)          (2,447,768)
Less:  Accretion on preferred stock .......                  --             (900,000)            (900,000)
                                                ---------------      ---------------      ---------------
Net loss applicable to common
      shareholders ........................     $      (254,765)     $     3,093,003      $     3,347,768
                                                ===============      ===============      ===============
Net loss per share applicable to common
    shareholders ..........................     $         (0.06)     $         (0.76)
                                                ===============      ===============
Shares used in computing net loss per share
    applicable to common shareholders .....           4,101,833            4,044,708
                                                ===============      ===============


                             See accompanying notes.

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                                 BALANCE SHEETS

                                                                              September 30,
                                                                       ---------------------------
                                                                           1995           1996
                                                                       ------------   ------------
ASSETS
Current assets
    Cash .........................................................     $    314,078   $    155,533
    Notes receivable -- related parties ..........................          109,000             --
    Other receivable from underwriter in connection with the
         Company's initial public offering .......................               --      5,549,573
                                                                       ------------   ------------
         Total current assets ....................................          423,078      5,705,106
Property and equipment
    Office furniture .............................................           19,329         17,785
    Computer equipment ...........................................           40,195        158,504
                                                                       ------------   ------------
                                                                             59,524        176,289
    Less accumulated depreciation ................................            2,700         40,237
                                                                       ------------   ------------
         Net property and equipment ..............................           56,824        136,052
Other assets .....................................................            8,492        117,947
                                                                       ------------   ------------
         Total assets ............................................     $    488,394   $  5,959,105
                                                                       ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Accounts payable .............................................     $     42,936   $    168,266
    Accrued registration costs ...................................               --         55,052
    Preferred stock redemption payable ...........................               --        450,000
    Other accrued liabilities ....................................               --         90,688
                                                                       ------------   ------------
         Total current liabilities ...............................           42,936        764,006
Commitments
Redeemable preferred stock, par value $.001 per share:
    no shares authorized in 1995 (150,000 shares in 1996) none
    issued and outstanding .......................................               --             --
Shareholders' equity
    Common stock, par value $.001 per share: authorized 50,000,000 shares; Issued and outstanding 2,200,000 and 4,972,000 shares
    at September 30, 1995 and 1996, respectively .................            2,200          4,972
    Paid in capital ..............................................          698,023      7,781,895
    Deficit accumulated during the development stage .............         (254,765)    (2,447,768)
    Deferred compensation ........................................               --       (144,000)
                                                                       ------------   ------------
         Total shareholders' equity ..............................          445,458      5,195,099
                                                                       ------------   ------------
              Total liabilities and shareholders' equity .........     $    488,394   $  5,959,105
                                                                       ============   ============


                             See accompanying notes.

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                       STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                     Deficit
                                                                                    Accumulated
                                             Common Stock                           During the                           Total
                                       -----------------------       Paid in        Development        Deferred      Shareholders'
                                         Shares       Amount         Capital           Stage         Compensation        Equity
                                       ---------     ---------     -----------      -----------      -----------      -----------
Sale of common stock for cash
    May 1995 -- $0.001/share .....     1,276,000     $   1,276     $    (1,116)     $        --      $        --      $       160
    May 1995 -- $0.65/share ......       374,000           374         199,689               --               --          200,063
    August 1995 -- $0.92/share ...       550,000           550         499,450               --               --          500,000
Net loss from inception
    (August 26, 1994) to
    September 30, 1995 ...........            --            --              --         (254,765)                         (254,765)
                                       ---------     ---------     -----------      -----------      -----------      -----------
Balance -- September 30, 1995 ....     2,200,000         2,200         698,023         (254,765)              --          445,458
Sale of common stock for cash
    January 1996 -- $1.00/share ..       120,000           120         119,880               --               --          120,000
    April 1996 -- $0.60/share ....       350,000           350         209,650               --               --          210,000
    May 1996 -- $2.50/share ......       372,000           372         900,658               --               --          901,030
Common stock issued in exchange
    for full recourse note payable
    --March 1996 -- $0.30/share ..       300,000           300          89,700               --               --           90,000
Common stock exchanged for
    services
    December 1995 -- $1.00/share .        60,000            60          59,940               --               --           60,000
    April 1996 -- $0.60/share ....        50,000            50          29,950               --               --           30,000
Exercise of common stock warrant
    in exchange for cash and
    forgiveness of loans --
    March 1996 -- $0.30/share ....       320,000           320          95,680               --               --           96,000
Accretion of preferred stock
    redemption value .............            --            --        (900,000)              --               --         (900,000)
Common stock to be issued in
    October 1996 upon
    redemption of preferred
    stock -- $6.00/share .........       150,000           150         899,850               --               --          900,000
Sale of common stock in initial
    public offering for receivable
    from  underwriter for
    $6.00/share in September
    1996, net of issue costs
    of $1,056,146 ................     1,050,000         1,050       5,242,804               --               --        5,243,854
Redeemable warrants issued in
    initial public offering -
    $0.125/warrant ...............            --            --         143,760               --               --          143,760
Deferred compensation expense
    related to stock options .....            --            --         192,000               --         (192,000)              --
Amortization of deferred
    compensation .................            --            --              --               --           48,000           48,000
Net loss for the year ended
    September 30, 1996 ...........            --            --              --       (2,193,003)              --       (2,193,003)
                                       ---------     ---------     -----------      -----------      -----------      -----------
Balance -- September 30, 1996 ....     4,972,000     $   4,972     $ 7,781,895      $(2,447,768)     $  (144,000)     $ 5,195,099
                                       =========     =========     ===========      ===========      ===========      ===========


                             See accompanying notes.

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                            STATEMENTS OF CASH FLOWS

                                                            Period from                                     Period from
                                                             Inception                                       Inception
                                                         (August 26, 1994)           Year ended          (August 26, 1994)
                                                        to September 30, 1995     September 30, 1996    to September 30, 1996
                                                        ---------------------     ------------------    ---------------------
Cash flows from operating activities:
   Net loss ......................................          $    (254,765)          $  (2,193,003)          $  (2,447,768)
   Adjustments to reconcile net loss to net cash
      used in operating activities:
      Depreciation and amortization ..............                  2,815                  40,352                  43,167
      Amortization of deferred compensation ......                     --                  48,000                  48,000
      Write-off of property and equipment ........                     --                  29,126                  29,126
      Common stock exchanged for services ........                     --                  90,000                  90,000
   Changes in operating assets and liabilities:
   (Increase) decrease -- notes receivable .......               (109,000)                109,000                      --
   (Increase) decrease -- other assets ...........                 (8,607)                 (1,455)                (10,062)
   Increase (decrease) -- payables and other
      liabilities ................................                 42,936                 216,018                 258,954
                                                            -------------           -------------           -------------
      Net cash used in operating activities ......               (326,621)             (1,661,962)             (1,988,583)
                                                            -------------           -------------           -------------
Cash flows from investing activities:
   Purchase of property and equipment ............                (59,524)               (148,707)               (208,231)
                                                            -------------           -------------           -------------
      Net cash used in investing activities ......                (59,524)               (148,707)               (208,231)
                                                            -------------           -------------           -------------
Cash flows from financing activities:
   Sale of common stock ..........................                700,223               1,252,040               1,952,263
   Initial public offering registration costs paid                     --                (214,916)               (214,916)
   Loans from shareholder ........................                     --                  75,000                  75,000
   Repayment of full recourse note payable .......                     --                  90,000                  90,000
Sale of redeemable preferred stock ...............                     --                 450,000                 450,000
                                                            -------------           -------------           -------------
      Net cash provided from financing activities                 700,223               1,652,124               2,352,347
                                                            -------------           -------------           -------------
      Net increase (decrease) in cash ............                314,078                (158,545)                155,533
Cash at beginning of period ......................                     --                 314,078                      --
                                                            -------------           -------------           -------------
Cash at end of period ............................          $     314,078           $     155,533           $     155,533
                                                            =============           =============           =============

Supplemental schedule of noncash investing
    and financing activities:
Common stock to be issued in redemption of
   preferred stock ...............................          $          --           $     900,000           $     900,000
Conversion of loans from related party to
   common stock ..................................                     --                  75,000                  75,000
Common stock and warrants issued in initial
   public offering ...............................                     --               5,387,614               5,387,614
Issuance of common stock in exchange for full
   recourse note payable .........................                     --                  90,000                  90,000


                             See accompanying notes.

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996

1.      BUSINESS ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activities

        Compressent Corporation (formerly Cable-Sat Systems, Inc.), the "Company", was incorporated in the state of Florida on August 26, 1994, but did not commence formal operations until April 1995. It is engaged in the development of digital image coding and data compression products which will enable the facsimile transmission of color images from computers equipped with the Company's software programs.

Development Stage Company

        The Company's primary activities since inception have been devoted to developing its initial color facsimile products and related technologies, preparation for marketing, the recruitment of key management and technical personnel, including outside consultants, and raising capital to fund operations. The Company has been unprofitable since inception and has not licensed or sold any of its products or technologies. As a result, the financial statements are presented in accordance with Statement of Financial Accounting Standards No. 7 (SFAS 7), "Accounting and Reporting by Development Stage Enterprises".

        For the period from inception (August 26, 1994) through September 30, 1996, the Company had a deficit accumulated during the development stage of approximately $2,448,000 and had used $1,989,000 of cash for operating activities. The Company expects to continue to incur losses through at least the fourth quarter of the year ended September 30, 1997, or until the Company is able to attain revenues from sales, licensing or other arrangements sufficient to support its operations. Management believes that current working capital of approximately $4,941,000 will be sufficient to support the Company's planned activities through the end of fiscal 1997 and that to the extent existing resources and anticipated revenues are insufficient to fund the Company's planned activities in fiscal 1997, additional debt or equity financing will be available from existing investors and others. Based on the Company's current plans, it will be necessary for the Company to raise additional debt or equity financing in the first quarter of fiscal 1998.

Use of Estimates

        The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash equivalents consist of short-term financial instruments that are readily convertible into cash with original maturities of less than ninety days from the date of acquisition. The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC. )
                           A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Other Assets

        In connection with the Company's initial public offering that went effective on September 25, 1996, the Company paid Barron-Chase Securities, Inc. (the Underwriter) a $108,000 fee for certain financial advisory services to be provided over the three years following the effective date of the offering. The $108,000 is included in other assets and will be amortized on a straight-line basis over the three year term of the agreement.

Property and Equipment

        Property and equipment is recorded at cost. Depreciation and amortization is provided on a straight-line basis over estimated useful lives or over the life of the lease for equipment under capitalized leases, if shorter. Leasehold improvements are amortized over the term of the lease or their estimated useful life, whichever is shorter. The useful lives of property and equipment for purposes of depreciation are:

Office Equipment....................................................... 5 years
Computers.............................................................. 3 years

Software Development Costs

        The Company capitalizes software development costs upon achievement of technological feasibility, subject to net realizable value consideration in accordance with Statement of Financial Accounting Standard No. 86 (SFAS 86), "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed." The Company has defined technological feasibility as completion of a working model. Such capitalized costs are amortized upon product release on a straight-line basis over the estimated useful life or the ratio of current revenue to the total of current and anticipated future revenues, whichever results in the greater amortization. No software development costs have been capitalized through September 30, 1996.

Income Taxes

        The Company accounts for income taxes in accordance with the provisions of Financial Accounting Standards Board Statement No. 109 (SFAS 109), "Accounting for Income Taxes". Under SFAS 109, the liability method is used for accounting in income taxes.

Net Loss Per Share Attributable to Common Shareholders

        Net loss applicable to common shareholders is computed using the weighted average number of shares of common stock outstanding. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued at prices below the assumed public offering price during the twelve months prior to the initial filing of the registration statement have been included in the calculation as if they were outstanding for all periods prior to the quarter in which the Company's initial public offering became effective (using the treasury stock method and an initial public offering price of $6.00 per common share). Redeemable preferred stock is not deemed to be a common stock equivalent for purposes of calculating the net loss applicable to common shareholders. Fully diluted net loss per share is not presented because it is antidilutive.

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC. )
                           A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Impact of Recently Issued Accounting Standards

        In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standard No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS 121 is not expected to have a material impact on the Company's financial position or results of operations.

        The Company accounts for its stock option plans and its employee stock purchase plan in accordance with provisions of the Accounting Principles Board's Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees". In October 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standard No. 123 (SFAS 123), "Accounting for Stock Based Compensation". SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its employee stock plans in accordance with the provisions of APB
25. Accordingly, SFAS 123 is not expected to have any material impact on the Company's financial position or results of operations.

Financial Presentation

        Certain items in the period from inception (August 26, 1994) to September 1995, have been reclassified to conform to the fiscal 1996 presentation.

2.      REDEEMABLE PREFERRED STOCK

        The Company has authorized 150,000 shares of redeemable Series A Preferred Stock. The Series A Preferred Stock is entitled to receive a cumulative cash dividend of $0.21 per share on each anniversary from the date of issuance. No dividends were payable at September 30, 1996.

        In the event of the liquidation of the Company, holders of Series A Preferred Stock have liquidation preference over holders of common stock of $3.00 per share plus all accrued but unpaid dividends and one share of common stock.

        The Company is required to redeem all preferred shares outstanding out of the net proceeds from any underwritten public offering or private placement of the Company's common stock. The redemption price is $3.00 per share plus one share of the Company's common stock per share of preferred stock. The Company's initial public offering of common stock purchase warrants went effective September 25, 1996, and the Company became irrevocably committed to redeem its then outstanding preferred stock. The preferred stock was held by Call Now, Inc. ("Call Now"), a related party. The initial public offering closed on October 1, 1996, and the Company redeemed the preferred stock from Call Now. For purposes of presentation in the accompanying financial statements, the cash redemption amount of the preferred stock of $450,000 is classified as "Preferred stock redemption payable" at September 30, 1996, and is included in current liabilities. In addition, the 150,000 shares of common stock issuable upon redemption of the preferred stock are included as outstanding common stock at September 30, 1996, in the accompanying financial statements.

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC. )
                           A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.      SHAREHOLDERS' EQUITY

Public Offering

        During September 1996, the Company completed a public offering of 1,050,000 shares of common stock at $6.00 per share and 1,150,000 redeemable common stock purchase warrants for $0.125 per warrant. The Company received net proceeds of $5,387,614. In addition, as part of the initial public offering, the Company's 150,000 shares of Preferred Stock were redeemed at $3.00 per share plus one share of the Company's common stock per share of preferred stock (see
Note 2).

        The initial public offering, a firm underwriting commitment, went effective September 25, 1996. However, the proceeds from this offering were received by the Company from the Underwriter on October 1, 1996, upon the closing. Therefore, at September 30, 1996, proceeds from the sale of common stock and redeemable common stock purchase warrants are classified as "Other receivable from underwriter in connection with the Company's initial public offering", the cash redemption amount of the Preferred Stock is classified as "Preferred stock redemption payable" and the common stock issued to redeem the preferred stock is included as outstanding common stock (see Note 2) in the accompanying financial statements.

Shares Issued in Exchange for Cash and Loan

        In August 1995, in connection with the sale of 550,000 shares of common stock to Call Now, the Company also sold a warrant to Call Now to purchase 320,000 shares of common stock at an exercise price of the then current fair value of the common stock of $0.92 per share. In January 1996 and February 1996, the Company received $75,000 in loans from Call Now. In March 1996, the Company adjusted the warrant exercise price on the 320,000 shares from $0.92 per share to the then current fair market value of $0.30 per share of Common Stock. The option was then exercised by Call Now in exchange for forgiveness of the $75,000 in loans plus $21,000 in cash.

Shares Issued for Services

        In December 1995, the Company issued 60,000 shares of common stock valued at $60,000 in exchange for past services rendered to the Company. In addition, in April 1996, the Company issued 50,000 shares of common stock valued at $30,000 in exchange for past services rendered to the Company. The value assigned to the shares was based on the Company's best estimate of fair market value of the common stock at the time of issuance.

Common Stock Purchase Warrants

        On September 25, 1996, in connection with the Company's initial public offering, the Company issued 1,150,000 redeemable common stock purchase warrants for $0.125 per share. The warrants are exercisable to purchase common stock during the three year period from the effective date of the offering (September 25, 1996), at an exercise price of $6.00 per share. The Company may redeem the warrants at a price of $0.25 per warrant by giving 30 days written notice to the holders if the Company's common stock price equals or exceeds $12.00 per share for 30 consecutive trading days. The warrants may not be redeemed in the first year from the effective date without consent of the Underwriter.

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC. )
                           A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Underwriter's Warrant and Underlying Warrant

        At the closing of the initial public offering on October 1, 1996, for nominal consideration, the Company issued to the Underwriter, 100,000 Common Stock Underwriter Warrants ("Underwriter's Warrants") and 100,000 Warrant Underwriter Warrants ("Underlying Warrants"). The Underwriter's Warrants are exercisable for a five year period and allow the holder to purchase one share of common stock at a price of $9.00 per share. The exercise price of the Underlying Warrants is $0.1875 per warrant. Each Underlying Warrant is exercisable for a three year period to purchase one share of common stock at a price of $9.00 per share. The Underwriter's Warrants and the Underlying Warrants are subject to adjustment for certain events including mergers, stock dividends, stock splits, and other events. The Underwriter's Warrants contains net issuance provisions permitting the holders to elect to exercise the Underwriter's Warrants in whole or in part and instruct the Company to withhold from the securities issuable upon exercise, the number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price.

Stock Options

        Employee and Consultant Stock Options

        In February 1996, the Company's Board of Directors adopted an incentive stock option plan. The plan allows for incentive stock options to be granted to key employees. In addition, from time to time the Board of Directors may grant options to consultants that are in addition to the options approved for key employees under the incentive stock option plan. All options expire no more than five years from the date of grant. The exercise price for all options shall not be less than 100% of the fair market value of the stock subject to the option on the date of grant as determined by the Board of Directors. All options generally vest in increments over a period of three years from the date of grant, with the first increment vesting after one year. Options may be granted with different vesting terms from time to time. The Board of Directors has approved options to purchase up to 780,000 shares of common stock to be granted to key employees under the incentive stock option plan and to consultants of the Company.

        At September 30, 1996, 180,000 options were exercisable by consultants to the Company and no options were exercisable by employees under the incentive stock option plan.

        Stock option activity is summarized below:



                                                                        Options Outstanding
                                              Shares        ------------------------------------------
                                           Available for      Number of                      Aggregate
                                               Grant           Shares    Price Per Share       Price
                                             ---------       ---------     -----------      ----------
Balance at September 30, 1995........               --              --     $        --      $       --
    Shares Authorized................          780,000              --              --              --
    Options Granted..................         (818,500)        818,500     $2.50-$6.00       3,308,000
    Options Canceled.................          250,000        (250,000)          $6.00      (1,500,000)
                                             ---------       ---------     -----------      ----------
Balance at September 30, 1996........          211,500         568,500     $2.50-$6.00      $1,808,000
                                             =========       =========     ===========      ==========

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC. )
                           A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Other Stock Options

        In February 1996, the Company's Board of Directors also approved the issuance of stock options to purchase up to 150,000 shares of common stock at $0.30 per share for key employees and consultants. These options are in addition to the options that may be granted under the incentive stock option plan and to consultants described above, and expire five years from the date of grant. As of September 30, 1996, the Board of Directors had granted options to purchase 80,000 shares of common stock. Based on the difference between the option exercise price and the fair value of the common stock on the date of grant, the Company has recorded $192,000 of deferred compensation relating to these options and is amortizing compensation expense over the two year vesting period. None of these options were exercisable at September 30, 1996.

Common Stock Reserved for Future Issuance

        Shares of common stock of the Company reserved for future issuance, including shares reserved pertaining to the Underwriter's over-allotment and Underwriter's Warrant and Underlying Warrant are as follows:

                                                                   September 30,
                                                                        1996
                                                                  ---------------
Redeemable common stock purchase warrants .....................         1,150,000
Employee, consultant, and other stock options .................           930,000
Underwriter's Warrants and Underlying Warrants ................           200,000
                                                                  ---------------
                                                                        2,280,000
                                                                  ===============

4.      INCOME TAXES

        As of September 30, 1996, the Company had federal and state net operating loss carryforwards of approximately $2,100,000 and $1,300,000, respectively. The net operating loss carryforwards will expire beginning September 30, 2010 (federal) and September 30, 2003 (state), if not utilized.

        Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitation provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

        Significant components of the Company's deferred tax assets and liabilities for federal and state taxes as of September 30, 1996, are as follows:

Deferred tax assets:
  Net operating loss carryforwards ..............................   $   800,000
  Other -- net ..................................................        60,000
                                                                    -----------
  Total deferred tax assets .....................................       860,000
  Valuation allowance for deferred tax assets ...................      (860,000)
                                                                    -----------
Net deferred tax assets .........................................   $        --
                                                                    ===========

        The net valuation allowance increased by $770,000 during fiscal 1996.

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC. )
                           A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.      RELATED PARTY TRANSACTIONS

        During May 1996, the Company forgave a loan for $89,000 to the Company's former president. The total amount of forgiveness was recognized as compensation expense by the Company.

        During March 1996, the Company sold 300,000 shares of common stock at the then current fair value of $0.30 per share to the Company's new Chairman and Chief Executive Officer in exchange for a full recourse interest bearing note payable amounting to $90,000. The loan was repaid in May 1996.

        In January 1996 and February 1996, the Company received $75,000 in loans from Call Now, Inc. In March 1996, Call Now exercised a repriced warrant to purchase 320,000 shares at $0.30 per share by forgiving the $75,000 in loans plus paying $21,000 in cash (see Note 3).

6.      COMMITMENTS

        The Company leases office space and office equipment. Rent expense was approximately $13,360 and $65,152 for the period from inception (August 26, 1994) to September 30, 1995, and the year ended September 30, 1996, respectively ($78,512 for the period from inception (August 26, 1994) to September 30, 1996).

        Future payments for operating leases at September 30, 1996 are as follows:

Year Ended
September 30, 1997 ..............................................     $  115,418
September 30, 1998 ..............................................        118,830
                                                                      ----------
                                                                      $  234,248
                                                                      ==========

        The Company is committed under employment and consulting agreements with officers and others to make the following future payments:

Year Ended
September 30, 1997 ..............................................     $  468,000
September 30, 1998 ..............................................        100,000
                                                                      ----------
                                                                      $  568,000
                                                                      ==========

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Compressent Corporation (formerly Cable-Sat Systems, Inc.)

        We have audited the accompanying balance sheet of Compressent Corporation (formerly Cable-Sat Systems, Inc.), a development stage company, as of September 30, 1996, and the related statements of operations, shareholders' equity, and cash flows for the year then ended, and for the period from inception (August 26, 1994) to September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements as of September 30, 1995, and for the period from inception (August 26, 1994) to September 30, 1995, were audited by other auditors whose report dated December 1, 1995, expressed an unqualified opinion on those statements. The financial statements for the period from inception (August 26, 1994) to September 30, 1995, include a net loss of $254,765. Our opinion on the statements of operations, shareholders' equity, and cash flows for the period from inception (August 26, 1994) to September 30, 1996, insofar as it relates to amounts for prior periods through September 30, 1995, is based solely on the report of other auditors.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

        In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Compressent Corporation (formerly Cable-Sat Systems, Inc.) at September 30, 1996, and the results of its operations and its cash flows for the year then ended and the period from inception (August 26, 1994) to September 30, 1996, in conformity with generally accepted accounting principles.

                                                   Ernst & Young LLP

San Jose, California
December 27, 1996

                   REPORT OF GRANT-SCHWARTZ ASSOCIATES, CPA'S
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Compressent Corporation (formerly Cable-Sat Systems, Inc.)

        We have audited the accompanying balance sheet of Compressent Corporation (formerly Cable-Sat Systems, Inc.), a development stage company, as of September 30, 1995 and the statements of operations, shareholders' equity and the statement of cash flows for the year ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Compressent Corporation (formerly Cable-Sat Systems, Inc.), a development stage company, as of September 30, 1995 and its statements of operation and cash flows for the year then ended in conformity with generally accepted accounting principles.

                                      GRANT-SCHWARTZ ASSOCIATES, CPA'S


Boca Raton, Florida
December 1, 1995

                                     ANNEX B

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)

          ITEMS 1 AND 2 OF PART I OF THE QUARTERLY REPORT ON FORM 10-Q
            FOR THE QUARTER ENDED AND SIX MONTHS ENDED MARCH 31, 1997

ITEM 1.  FINANCIAL STATEMENTS.


                    COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                                    A DEVELOPMENT STAGE COMPANY

                                CONDENSED STATEMENTS OF OPERATIONS
                                            (UNAUDITED)


                                                                                                              PERIOD FROM
                                              THREE MONTHS ENDED                SIX MONTHS ENDED               INCEPTION
                                        -----------------------------     ----------------------------     (AUGUST 26, 1994)
                                          MARCH 31,        MARCH 31,        MARCH 31,       MARCH 31,         TO MARCH 31,
                                            1996             1997             1996            1997                1997
                                        ------------     ------------     ------------     ------------     ----------------
OPERATING COSTS AND
EXPENSES:
  Research and development .........    $    213,791     $    322,517     $    315,672     $    723,331     $      1,827,290
  Sales and marketing ..............          32,259          273,525           42,259          838,404            1,117,094
  General and administrative .......         141,578          525,072          290,729          935,345            2,013,499
                                        ------------     ------------     ------------     ------------     ----------------
  Total operating costs and expenses         387,628        1,121,114          648,660        2,497,080            4,957,883
                                        ------------     ------------     ------------     ------------     ----------------
Loss from operations ...............        (387,628)      (1,121,114)        (648,660)      (2,497,080)          (4,957,883)
Interest income ....................           5,800           54,041            5,800          115,741              128,776
                                        ------------     ------------     ------------     ------------     ----------------
  Net loss .........................        (381,828)      (1,067,073)        (642,860)      (2,381,339)          (4,829,107)
Less: Accretion on preferred stock .              --               --               --               --             (900,000)
                                        ------------     ------------     ------------     ------------     ----------------
Net loss applicable to common
  shareholders .....................    $   (381,828)    $ (1,067,073)    $   (642,860)    $ (2,381,339)    $     (5,729,107)
                                        ============     ============     ============     ============     ================

Net loss per share applicable to
  common shareholders ..............           (0.09)    $      (0.21)    $      (0.16)    $      (0.48)
                                        ============     ============     ============     ============

Shares used in computing net loss
  share applicable to common
  shareholders .....................       4,107,167        4,988,684        4,104,500        4,980,342
                                        ============     ============     ============     ============


                                      See accompanying notes

           COMPRESSENT CORPORATION (FORMERLY CABLE-SET SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                            CONDENSED BALANCE SHEETS
                                   (UNAUDITED)


                                                                SEPTEMBER 30,       MARCH 31,
                                                                  1996(1)             1997
                                                               -------------      -------------
ASSETS

Current assets
  Cash ...................................................     $     155,533      $     418,392
  Short-term investments .................................                --          3,011,957
  Other receivable from underwriter in connection with IPO         5,549,573                 --
  Other current assets ...................................                --            118,721
                                                               -------------      -------------
    Total current assets .................................         5,705,106          3,549,070
Property and equipment, net ..............................           136,052            211,221
Other assets .............................................           117,947            137,327
                                                               -------------      -------------
    Total assets .........................................     $   5,959,105      $   3,897,618
                                                               =============      =============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable and other accrued liabilities .........           168,266            257,976
  Other accrued liabilities ..............................            90,688             76,898
  Accrued registration costs .............................            55,052                 --
  Preferred stock redemption payable .....................           450,000                 --
                                                               -------------      -------------
    Total current liabilities ............................           764,006            334,874
Shareholders' equity
  Common stock and additional paid in capital ............         7,786,867          8,487,849
  Deficit accumulated during development stage ...........        (2,447,768)        (4,829,105)
  Deferred compensation ..................................          (144,000)           (96,000)
                                                               -------------      -------------
    Total shareholders' equity ...........................         5,195,099          3,562,744
                                                               -------------      -------------
    Total liabilities and shareholders' equity ...........     $   5,959,105      $   3,897,618
                                                               =============      =============

----------------------
(1) Derived from audited financial statements for the year ended September 30, 1996, included elsewhere in this Prospectus.


                             See accompanying notes

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                                                    PERIOD FROM
                                                                      SIX MONTHS ENDED                INCEPTION
                                                                 ---------------------------      (AUGUST 26, 1994)
                                                                  MARCH 31,       MARCH 31,         TO MARCH 31,
                                                                    1996             1997                1997
                                                                 -----------      -----------      ---------------
Cash flows from operating activities:
    Net cash used in operating activities ..................     $  (549,198)     $(2,011,790)     $    (4,000,373)
                                                                 -----------      -----------      ---------------
Cash flows from investing activities
  Purchase of short-term investments .......................              --       (4,808,710)          (4,808,710)
  Sale of short-term investments ...........................              --        1,796,753            1,796,753
  Purchase of property and equipment .......................         (50,357)        (113,279)            (321,510)
                                                                 -----------      -----------      ---------------
    Net cash used in investing activities ..................         (50,357)      (3,125,236)          (3,333,467)
                                                                 -----------      -----------      ---------------

Cash flows from financing activities
  Sale of common stock .....................................         141,000               --            1,952,263
  Receipt of proceeds from underwriter .....................              --        5,549,573            5,549,573
  IPO registration costs paid ..............................              --               --             (214,916)
  Loan from shareholder ....................................          75,000               --               75,000
  Repayment of full course note payable ....................              --               --               90,000
  Sale of redeemable preferred stock .......................         450,000               --              450,000
  Redemption of preferred stock ............................              --         (450,000)            (450,000)
  Conversion of redeemable stock warrant ...................              --          300,312              300,312
                                                                 -----------      -----------      ---------------
    Net cash provided from financing activities ............         666,000        5,399,885            7,752,232
                                                                 -----------      -----------      ---------------
    Net increase in cash ...................................          66,445          262,859              418,392
                                                                 -----------      -----------      ---------------
  Cash at beginning of period ..............................         314,078          155,533                   --
                                                                 -----------      -----------      ---------------
  Cash at end of period ....................................     $   380,523      $   418,392      $       418,392
                                                                 ===========      ===========      ===============
  Supplemental schedule of noncash investing and
     financing activities:
  Common stock to be issued in redemption of preferred stock     $        --      $        --      $       900,000
  Conversion of loan from shareholder to
    common stock ...........................................          75,000               --               75,000
  Issuance of common stock in exchange for full recourse
    note payable ...........................................          90,000               --               90,000


                             See accompanying notes

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                   (UNAUDITED)

2.      BUSINESS ACTIVITIES AND BASIS OF PRESENTATION

Business

        Compressent Corporation (Formerly Cable-Sat Systems, Inc.), the "Company", was incorporated in the state of Florida on August 26, 1994, but did not commence formal operations until April 1995. It is engaged in the development of digital image coding and data compression products which will enable the facsimile transmission of color images from computers equipped with the Company's software programs.

Basis of Presentation

        The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Management recommends that these interim financial statements be read in conjunction with the audited financial statements and notes thereto for the Company's year ended September 30, 1996, included elsewhere in this Prospectus. The results of operations for the six months ended March 31, 1997, are not necessarily indicative of the results that may be expected for the year ended September 30, 1997.

Net Loss Per Share Attributable to Common Shareholders

        Net loss per share attributable to common shareholders for the three months and six months ended March 31, 1997 is computed using the weighted average number of shares of common stock outstanding during the quarter. Net loss per share attributable to common shareholders for the three months and six months ended March 31, 1996, is computed using the weighted average number of shares of common stock outstanding during the quarter, and in addition, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued by the Company at prices below the public offering price during the twelve month period prior to the initial filing of the registration statement have been included in the calculation as if they were outstanding for all periods prior to the quarter in which the Company's initial public offering became effective (using the treasury stock method and an initial public offering price of $6.00 per share). Fully diluted net loss per share is not presented because it is antidilutive.

        In February 1997, the Financial Accounting Standards Board issued Statement No. 128 (SFAS 128), "Earnings per Share", which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of SFAS 128 on the calculation of primary earnings per share and fully diluted earnings per share for the quarter and six months ended March 31, 1997 and March 31, 1996 is not expected to be material.

Use of Estimates

        The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash, Cash Equivalents and Short-Term Investments

        Cash equivalents at March 31, 1997, consist of short-term financial instruments that are readily convertible into cash with original maturities of less than ninety days from the date of acquisition. The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

3.      SHAREHOLDERS' EQUITY

Common Stock Purchase Warrants

        On September 25, 1996, in connection with the Company's initial public offering, the Company issued 1,150,000 redeemable common stock purchase warrants for $0.125 per share. The warrants are exercisable to purchase common stock during the three year period from the effective date of the offering (September 25, 1996), at an exercise price of $6.00 per share. During March 1997, redeemable stock purchase warrants to purchase 50,052 shares of common stock were exercised for $300,312. As of March 31, 1997, there were 1,099,948 warrants outstanding.

Stock Option

        The Company accounts for stock options granted to outside service providers in accordance with Statement of Financial Accounting Standard No. 123 (SFAS 123), "Accounting for Stock Based Compensation", utilizing the fair value method. In December 1996, the Company's Board of Directors approved the issuance of stock options to certain outside service providers to purchase up to 145,000 shares of the Company's common stock at an exercise price of $7.013 per share. The exercise price was calculated at 110% of the fair market value on the date of grant of $6.375 per share. The options vest one-half in year one and one-half in year two, and expire three years from the date of grant. Pursuant to the provisions of SFAS 123, the fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: risk free interest rate of approximately 6%; no dividend yield; volatility factor of .5; and a weighted-average expected life of the options of approximately 1.5 years. The fair market value of these options was estimated to be approximately $216,000 and will be recognized as compensation expense over the vesting period. Compensation expense relating to these options for the three and six months ended March 31, 1997, was approximately $37,600 and $50,200, respectively.

        In December 1996, in connection with a preliminary agreement between the Company and a distributor, Set 1 Communications, NSW, Australia ("Set 1") (see
Note 3), the Company granted Set 1 a stock option to purchase up to 248,600 shares of the Company's common stock at the then fair market value of $6.375 per share. The option vested immediately and expires two years from the date of grant. Pursuant to the provisions of SFAS 123, the fair value for this option was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: risk free interest rate of approximately 6%; no dividend yield; volatility factor of .5; and a weighted-average expected life of the option of 1 year. The Company recorded the entire estimated fair value of this option of approximately $351,000 as sales and marketing expense during the three months ended December 31, 1996.

4.      SOFTWARE CAPITALIZATION

Software Development Costs

        The Company capitalizes software development costs upon achievement of technological feasibility, subject to net realizable value consideration in accordance with Statement of Financial Accounting Standards No. 86 (SFAS 86) "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". Based on the Company's development process, technological feasibility is achieved upon completion of a working model. Accordingly, all expenses incurred prior to completion of a working model are expensed. Capitalized costs are amortized upon product release on a straight-line basis over the estimated useful life or the ratio of current revenue to the total current and anticipated future revenues, whichever results in the greater amortization. During March 1997, the Company released the first working model of its facsimile software and began capitalizing software development costs pursuant to SFAS 86. A total of approximately $32,000 in software development costs have been capitalized through March 31, 1997.

5.      DISTRIBUTION AGREEMENT

        In January 1997, based on the preliminary agreement reached in December 1996, the Company finalized a five-year agreement with Set 1 (see Note 2), to distribute a "light" version of the Company's CHROMAFAX software with modems developed and marketed worldwide by Set 1. The "light" version is a version of CHROMAFAX with selected functionality. The agreement between the companies stipulates that Compressent will provide technology, support and basic documentation to Set 1. The agreement provides Set 1 with exclusivity for the "light" version bundled with modems based upon minimum shipments per year. The agreement further allows Set 1 to non-exclusively market the retail version of the product through its own channels and distribution partners. As part of the agreement signed with Set 1, the Company granted a stock option to Set 1 to purchase up to 248,600 shares of common stock (see Note 2).

6.      LEGAL

        On February 14, 1997, the Company instituted a lawsuit in Santa Clara County Superior Court against former consultants and a company they had formed known as Color Communication Corporation. The lawsuit asserts claims for breach of contract, breach of confidence, unfair competition and unjust enrichment, alleging that the former consultants misappropriated the Company's confidential information. On April 30, 1997, the Superior Court prohibited the defendants from using the Company's confidential information in any products, literature or advertising. In addition, the Superior Court issued a preliminary injunction barring the former consultants and Color Communications Corporation from advertising, marketing, selling or otherwise distributing any facsimile or color imaging software product for a period of nine months beginning April 21, 1997. There is no assurance that the defendants will not seek to appeal the order. A total of approximately $76,800 in legal expenses have been incurred in connection with this lawsuit through March 31, 1997.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        This report contains forward-looking statements within the meaning of
Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Act of 1934. All forward-looking statements involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of many factors including the Company's inability to complete development of commercial versions of its products, delays in product development or failure of such products to develop substantial sales volume. (See "Factors That May Affect Future Operating Results")

Overview

        The Company was incorporated in the state of Florida on August 26, 1994, but did not commence formal operations until April 1995. The Company's primary activities since inception have been devoted to designing and developing its initial color facsimile products and related technologies, preparation for marketing, the recruitment of key management and technical personnel, including outside consultants, and raising capital to fund operations. The Company has been unprofitable since inception and has not licensed or sold any of its products or technologies. As a result, the financial statements are presented in accordance with Statement of Financial Accounting Standards No. 7 (SFAS 7), "Accounting and Reporting by Development Stage Enterprises."

        For the period from inception (August 26, 1994) through March 31, 1997, the Company has incurred a cumulative net loss of approximately $4,829,000 and had used $4,000,000 in cash for operating activities. The Company expects to continue to incur losses through the end of fiscal 1997 or until the Company is able to attain revenues from sales, licensing or other arrangements sufficient to support its operations. Management believes that current working capital of approximately $3,214,000 will be sufficient to support the Company's planned activities through the end of fiscal 1997. The Company believes that to the extent existing resources and anticipated revenues are insufficient to fund the Company's planned activities in fiscal 1997, additional debt or equity financing will be available from existing investors and others. Based on the Company's current plans, management anticipates that it will be necessary for the Company to raise additional debt or equity financing in the first quarter of fiscal 1998.

Results of Operations

        Three and Six Months Ended March 31, 1996 and 1997.

Research and Development

        From inception through March 31, 1997, a substantial part of the Company's activities related to research and development. Research and development expenses were approximately $323,000 and $723,000 for the three months and six months ended March 31, 1997, respectively, compared to $214,000 and $316,000, respectively, in the corresponding periods in fiscal 1996. The increase is primarily due to increased staffing and consultants, and increased supplies and associated costs related to increased development and testing activities of the software functions and features. The Company believes that significant investments in product development are required to remain competitive. As a consequence the Company intends to incur increased product development expenditures in the future. During March 1997, the Company released the first working model of its facsimile software and began capitalizing software development costs pursuant to FASB 86. Approximately $32,000 in software development costs have been capitalized through March 31, 1997.

Sales and Marketing

        Sales and marketing expenses were approximately $274,000 and $838,000 for the three months and six months ended March 31, 1997, respectively, compared to $32,000 and $42,000, respectively, in the corresponding periods in fiscal 1996. The increase is primarily due to costs associated with staffing employees and consultants, participation in trade shows and other events, and the costs associated with developing a marketing strategy and logo. In addition, in December 1996, the Company granted a stock option to Set 1 Communications, NSW, Australia ("Set 1"), to purchase up to 248,600 shares of the Company's common stock. The option was granted in connection with a preliminary agreement between the Company and Set 1 and has an exercise price equal to the fair value of the Company's common stock on the date of grant of $6.375 per share. The option vested immediately and expires two years from the date of grant. Pursuant to the provision of SFAS 123, the fair value of the option was estimated to be $351,000 as of the date of grant using a Black-Scholes option pricing model. During December 1996, the Company recorded the estimated fair value of this option as sales and marketing expense.

        Achieving significant market acceptance and commercialization of the Company's initial color fax products will require substantial marketing efforts and the expenditure of significant funds to establish market awareness of the Company and the initial color fax products. As such, the Company expects significant sales and marketing expenses in future periods as it continues to pursue an aggressive brand building strategy in fiscal 1997.

        In January 1997, the Company finalized a five-year agreement with Set 1 to distribute a "light" version of the Company's CHROMAFAX software with modems developed and marketed worldwide by Set 1. The "light" version is a version of CHROMAFAX with selected functionality. The agreement between the companies stipulates that Compressent (formerly Cable-Sat Systems) will provide technology, support and basic documentation to Set 1. The agreement provides Set 1 with exclusivity for the "light" version bundled with modems based upon minimum shipments per year. The agreement further allows Set 1 to non-exclusively market the retail version of the product through its own channels and distribution partners.

General and Administrative

        General and administrative expenses consist primarily of compensation and fees for professional services. General and administrative expenses were approximately $525,000 and $935,000 for the three months and six months ended March 31, 1997, respectively, compared to $142,000 and $291,000, respectively in the corresponding periods in fiscal 1996. The increase in general and administrative expenses was primarily attributable to increased staffing, fees for professional services, legal expenses in connection with the lawsuit against Color Communications Corporation and the costs associated with the Company being public. General and administrative expenses are expected to continue to increase to support growing operations and increases in business development efforts, and the continued expenses incurred as a public entity.

Interest Income

        Interest income was approximately $54,000 and $116,000 for the three months and six months ended March 31, 1997, respectively, compared to $6,000 and $6,000, respectively in the corresponding periods in fiscal 1996. Interest income is primarily derived from the investment of the Company's proceeds from its initial public offering of common stock that closed on October 1, 1996.

Liquidity and Capital Resources

        The Company had approximately $3,430,000 in cash, cash equivalents and short-term investments at March 31, 1997. To date, the Company has primarily financed its operations through the private and public sale of equity securities. The Company's cash expenditures for operating activities were approximately $1,077,000 and $2,012,000 for the three months and six months ended March 31, 1997, respectively, compared to $302,000 and $549,000, respectively in the corresponding periods in fiscal 1996, and differ from the Company's net loss in these periods principally due to non-cash operating expenditures and an increase in accounts payable and accrued liabilities. The Company expects its cash requirements to increase due to expected increases in expenses related to further research and development of its technologies and increased marketing, manufacturing, sales and distribution and technical support expenses associated with the introduction of its initial color fax products to the marketplace and increased administrative expenses associated with fees for professional services, legal expenses in connection with the lawsuit with Color Communication Corporation and the costs associated with the Company being public. The Company plans to hire additional employees and increase marketing and sales expenses to execute its sales and marketing plans.

        The Company believes that to the extent existing resources and anticipated revenues are insufficient to fund the Company's planned activities in fiscal 1997, additional debt or equity financing will be available from existing investors and others. However, there can be no assurance as to the terms and conditions of any such financing. Based on the Company's current plans, it will be necessary for the Company to raise additional debt or equity financing in the first quarter of fiscal 1998.

Factors That May Affect Future Operating Results

        Development Stage Company; Absence of Operating History. The Company has been engaged primarily in the design and development of CHROMAFAX and CHROMAFAX LITE (the "Initial Color Fax Products") and related technology. The Company has produced a beta version of its initial color fax software product, currently called CHROMAFAX, and is in the process of developing its "light" version, currently called CHROMAFAX LITE. The Company's viability, profitability and growth depend upon successful completion of the development and commercialization of these products. There can be no assurance that any of the Company's technologies or products will be successfully or timely developed or commercialized. The risks, expenses and difficulties often encountered in a shift from the research and development of products to the commercialization of new products based on innovative technology must also be considered. The prospects for the Company's success must be considered in light of the risks, expenses and difficulties often encountered in the establishment of a new business in a continually evolving industry subject to rapid technological and price changes, and characterized by an increasing number of market competitors.

        No Revenues; Anticipated Future Losses. To date, the Company has had no operating revenue and does not anticipate any operating revenue until one or more of its Initial Color Fax Products are completely developed, manufactured in commercial quantities and are available for commercial distribution. The Company anticipates incurring significant costs in connection with the development of its technologies and Initial Color Fax Products and there is no assurance that the Company will achieve sufficient revenues to offset anticipated operating costs. As of March 31, 1997, the Company's deficit accumulated during the developmental stage was approximately $4,829,000. Further, the Company anticipates it will have a loss in its fiscal year ended September 30, 1997, and that losses will continue until the Company's Initial Color Fax Products generate substantial revenues.

        Need for Additional Financing. The Company has expended and will continue to expend substantial funds to complete the research, development and marketing and distribution activities of its products. The Company has been dependent on the sales of its securities to fund its development activities. The Company has no current arrangements with respect to sources of additional financing and there is no assurance that other additional financing will be available to the Company in the future on commercially reasonable terms. The Company believes that additional debt or equity financing will be available from existing investors and others. However, there can be no assurance as to the terms and conditions of any such financing and no certainty that funds would be available when needed. The inability to obtain additional financing, when needed, would be likely to curtail the Company's sales and marketing and product development efforts and would be likely to have a material adverse effect on the Company. To the extent that any future financing involves the sale of the Company's equity securities, the Company's then existing stockholders could be substantially diluted.

        Limited Sales and Marketing Experience. The Company will seek to market and sell its products, if successfully developed, through key manufacturers and distributors. Such companies could be inhibited from doing business with the Company because of their commitment to their own technologies and products. As a result, demand and market acceptance for the Company's technologies and proposed products is subject to a high level of uncertainty. The Company intends to rely in part on the manufacturers of personal computers, fax modems, color printers and scanners for initial distribution of its Initial Color Fax Products as a software package included with such hardware purchase. The Company is therefore dependent upon such firms to distribute its color fax products. In addition, many factors could affect the success of the Company's distribution agreement with Set 1. These include the timing and success of the Company's efforts to develop a "light" version of the Company's CHROMAFAX software, Set 1's performance and marketing efforts, competitive factors and market acceptance.

        Rapid Technological Change. Technologies and proposed products being developed by the Company are in various stages of development. Product development efforts are subject to the risks inherent in the development of new technology and products (including unanticipated delays, expenses, technical problems or difficulties, as well as the possible insufficiency of funding to complete development). There can be no assurance as to when, or whether, such development projects will be successfully completed. The markets for the technology and products being developed by the Company are characterized by rapid changes and evolving industry standards often resulting in product obsolescence or short product life cycles. The Company's operating results will depend upon its ability to complete development and introduce to the marketplace in a timely and cost-competitive manner its proposed products and technology, to continually enhance and improve such products and technology, to adapt its proposed products to be compatible with specific products manufactured by others, and to successfully develop and market new products and technology.

        Substantial Competition. Other companies may be developing technologies or products of which the Company is unaware which may be functionally similar, or superior, to some or all of those being developed by the Company. These companies may have substantially greater, technical, personnel and other resources than the Company and may have established reputations for success in developing, licensing and sales of their products. There is no assurance that the Company will be able to compete successfully, that its competitors or future competitors will not develop technologies or products that render the Company's products and technology obsolete or less marketable or that the Company will be able to successfully enhance its proposed products or technology or adapt them satisfactorily.

        Dependence Upon Qualified and Key Personnel. The success of the Company will be largely dependent on its ability to hire and retain qualified executive, scientific and marketing personnel. There is no assurance that the Company will be able to attract or retain such necessary personnel, particularly in light of the currently high demand for software engineers and other personnel in Silicon Valley. The loss of key personnel or the failure to recruit additional personnel could have a material adverse effect on the Company's business.

        Protection of Proprietary Information. Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with the Company's ability to make and sell its products. The Company has not conducted an independent review of patents issued to third parties. In addition, because of the developmental stage of the Company, claims that the Company's products infringe on the proprietary rights of others are more likely to be asserted after commencement of commercial sales incorporating the Company's technology. There can be no assurance that other third parties will not assert infringement claims against the Company or that such claims will not be successful. The Company is in the process of applying for patents. There can also be no assurance that competitors will not infringe the Company's patents if any such patents are granted to the Company in the future. Defense and prosecution of patent suits, even if successful, are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease selling its products.

        The Company is in the process of applying for copyrights relating to certain of its proposed Initial Color Fax Products and is also applying for patent protection. There is no assurance that any patents will be obtained.
 If obtained, there is no assurance that any patents or copyrights will afford the Company commercially significant protection of its technologies or that the Company will have adequate resources to enforce its patents and copyrights. The Company also intends to seek foreign patent and copyright protection. With respect to foreign patents and copyrights, the laws of other countries may differ significantly from those of the United States as to the patentability of the Company's products or technology. Moreover, the degree of protection afforded by foreign patents or copyrights may be different from that in the United States. Patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, the Company cannot be certain that it will be the first creator of inventions covered by any patent applications it makes or the first to file patent applications on such inventions. Furthermore, in the desktop computer application market today, patents and copyrights cannot give substantial protection against competitors determined to introduce competing products since it is likely that such competitors will be able to develop similar technology which does not infringe on the Company's proprietary technology.

        The Company also relies on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's unpatented technology. To protect its trade secrets and other proprietary information, the Company requires employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If the Company is unable to maintain the proprietary nature of its technologies, the Company could be adversely affected.

        Efforts to enforce the Company's proprietary rights, even if successful, can be expensive. For example, in April 1997, the Company successfully obtained an injunction against a company which had allegedly misappropriated the Company's trade secrets. Legal fees and costs associated with enforcing the Company's rights in such action may exceed $100,000, and there is no assurance that such costs will be covered by insurance.

                                                            ALTERNATE PROSPECTUS

                           FIRST PROSPECTUS SUPPLEMENT
                    FILED PURSUANT TO RULES 424(B)(3) AND (C)
                    (TO PROSPECTUS DATED SEPTEMBER 13, 1996)
                           REGISTRATION NO. 333-06121
                                2,092,000 SHARES

                             COMPRESSENT CORPORATION
                      (FORMERLY "CABLE-SAT SYSTEMS, INC.")
                                  COMMON STOCK

        This First Prospectus Supplement supplements and amends the Prospectus dated September 13, 1996 (the "Prospectus") relating to the offer and resale by the holders thereof of up to 2,092,000 shares (the "Shares") of common stock, par value $0.001 per share, of Compressent Corporation, a Florida corporation (formerly named "Cable-Sat Systems, Inc.") (the "Company"). All capitalized terms used but not otherwise defined in this First Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus.

        The Prospectus, together with this First Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of the shares by the Selling Stockholders. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)."


        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS DATED SEPTEMBER 13, 1996 (THE "PROSPECTUS").

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 17, 1997.

        USE OF FORWARD-LOOKING STATEMENTS IN MANAGEMENT'S DISCUSSION AND
                                    ANALYSIS

        Item 7 ("Management's Discussion and Analysis of Financial Condition and Results of Operations") of Annex A and Item 2 ("Management's Discussion and Analysis of Financial Condition and Results of Operations") of Annex B of this Prospectus Supplement contain forward-looking statements within the meaning of
Section 27A of the Securities and Exchange Act of 1933 and Section 21E of the Securities Act of 1934, as amended. All forward-looking statements involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of many factors including but not limited to those discussed in "Risk Factors" and elsewhere in the Prospectus.

                                     EXPERTS

        The financial statements of Compressent Corporation (formerly Cable-Sat Systems, Inc.) at September 30, 1996 and for the year then ended, and for the period from inception (August 26, 1994) to September 30, 1996 appearing in this Prospectus Supplement and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm in experts in accounting and auditing.

        The balance sheet of the Registrant as of September 30, 1995, and the statement of operations, shareholders' equity and the statement of cash flows for the period from inception (August 26, 1994) to September 30, 1995 appearing in this Prospectus Supplement have been audited by Grant-Schwartz Associates, CPA's independent certified public accountants; as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm in experts in accounting and auditing.

                                    CONTENTS

        The Prospectus is hereby amended to include certain information from the Company's Annual Report on Form 10-K for the year ended September 30, 1996 filed on December 30, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed on May 15, 1997, as set forth below and attached as Annex A and Annex B hereto.

ANNEX A.  INFORMATION FROM PART I OF THE ANNUAL REPORT


                                                                                          PAGE NO.
                                                                                          --------
PART I.        FINANCIAL INFORMATION

ITEM 6.        Selected Financial Data for the period from inception (August 26, 1994)
               to September 30, 1995, the fiscal year ended September 30, 1996, and the period from inception (August 26, 1994) to September 30, 1996............................5

ITEM 7.        Management's Discussion and Analysis of Financial Condition and Results
               of Operations.....................................................................5

ITEM 8.        Financial Statements and Supplementary Data
               Statements of Operations for the period from inception (August 26, 1994)
               to September 30, 1995, the year ended September 30, 1996, and the period from inception (August 26, 1994) to September 30, 1996.................................8
               Balance Sheets as of September 30, 1995 and September 30, 1996....................9
               Statements of Shareholders' Equity for the period from inception (August 26,
               1994) to September 30, 1995 and for the year ended September 30, 1996............10
               Statements of Cash Flows for the period from inception (August 26, 1994)
               to September 30, 1995, the year ended September 30, 1996, and the period from inception (August 26, 1994) to September 30, 1996...........................11
               Notes to Financial Statements for the year ended September 30, 1996..............12
               Report of Ernst & Young LLP, Independent Auditors................................19
               Report of Grant-Schwartz Associates, CPA's, Independent Certified
               Public Accountants ..............................................................20

ANNEX B.  INFORMATION FROM PART I OF THE QUARTERLY REPORT

                                                                                          PAGE NO.
                                                                                          --------
PART I.        FINANCIAL INFORMATION

ITEM 1.        Financial Statements (Unaudited)
               Condensed Statements of Operations -- three and six months ended
               March 31, 1996 and 1997, and for the period from inception
               (August 26, 1994) to March 31, 1997..............................................22
               Condensed Balance Sheets --September 30, 1996 and March 31, 1997.................23
               Condensed Statements of Cash Flows --six months ended March 31, 1996 and 1997, and for the period from inception (August 26, 1994) to
               March 31, 1997...................................................................24
               Notes to Condensed Financial Statements..........................................25

ITEM 2.        Management's Discussion and Analysis of Financial Condition and Results
               of Operations....................................................................28

                                     ANNEX A

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)

          ITEMS 6, 7, AND 8 OF PART I OF THE ANNUAL REPORT ON FORM 10-K
               FOR THE YEAR ENDED SEPTEMBER 30, 1996 AND SELECTED
        FINANCIAL DATA FOR THE SIX MONTHS ENDED MARCH 31, 1996 AND 1997.

ITEM 6.    SELECTED FINANCIAL DATA.

        The following selected financial data for the period from inception (August 26, 1994) to September 30, 1995, the fiscal year ended September 30, 1996, the six months ended March 31, 1996 and 1997 and the period from inception (August 26, 1994) to September 30, 1996 are qualified by reference to, and should be read in conjunction with, the Company's Financial Statements, the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere herein. The selected financial data have been derived from Company's audited financial statements.

                             Period from                       Period from                                Period from
                              Inception                         Inception                                  Inception
                           (August 26, 1994)  Year Ended    (August 26, 1994)    Six Months Ended      (August 26, 1994)
                           to September 30,  September 30,  to September 30,   March 31,    March 31,     to March 31,
                                1995              1996             1996          1996         1997            1997
                            -------------    -------------    -------------    ---------    ---------     -------------
STATEMENT OF
OPERATIONS DATA:
Total operating costs
  and expenses ...........  $   256,554      $  2,204,249    $  2,460,803      $   648,660  $ 2,497,800   $  4,957,883
Loss from
  operations .............  $  (256,554)     $ (2,204,249)   $ (2,460,803)     $  (648,660) $(2,497,080)  $ (4,957,883)
Interest income ..........  $     1,789      $     11,246    $     13,035            5,800      115,741        128,776
Net loss .................  $  (254,765)     $ (2,193,003)   $ (2,447,768)     $  (642,860) $(2,381,339)  $ (4,829,107)
Net loss applicable
  to common shareholders    $  (254,765)     $ (3,093,003)   $ (3,347,768)     $  (642,860) $(2,381,339)  $ (5,729,107)
Net loss per share
  applicable to common
  shareholders ...........  $     (0.06)     $      (0.76)                           (0.16)       (0.48)
Shares used in computing
  net loss per share
  applicable to common
  shareholders ...........      4,101,833        4,044,708                        4,104,500    4,980,342


                                      September 30,
                                 --------------------------      March 31,
                                    1995            1996            1997
                                 ----------    ------------      ----------
BALANCE SHEET DATA:
Current assets.................  $  423,078    $  5,705,106      $3,549,070
Working capital................     380,142       4,941,100       3,214,196
Total assets...................     488,394       5,959,105       3,897,618
Current liabilities............      42,936         764,006         334,874
Shareholders' equity...........     445,458       5,195,099       3,562,744



ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        The following discussion and analysis should be read in conjunction with the Financial Statements and notes thereto appearing elsewhere herein.

Overview

        The Company was incorporated in the state of Florida on August 26, 1994, but did not commence formal operations until April 1995. The Company's primary activities since inception have been devoted to developing its initial color facsimile products and related technologies, preparation for marketing, the recruitment of key management and technical personnel, including outside consultants, and raising capital to fund operations. The Company has been unprofitable since inception and has not licensed or sold any of its products or technologies. As a result, the financial statements are presented in accordance with Statement of Financial Accounting Standards No. 7 (SFAS 7), "Accounting and Reporting by Development Stage Enterprises".

        For the period from inception (August 26, 1994) through September 30, 1996, the Company incurred a cumulative net loss of approximately $2,448,000 and had used $1,989,000 in cash for operating activities.

The Company expects to continue to incur losses through at least the fourth quarter of the year ended September 30, 1997, or until the Company is able to attain revenues from sales, licensing or other arrangements sufficient to support its operations. Management believes that current working capital of approximately $4,941,000 will be sufficient to support the Company's planned activities through the end of fiscal 1997. The Company believes that to the extent existing resources and anticipated revenues are insufficient to fund the Company's planned activities in fiscal 1997, additional debt or equity financing will be available from existing investors and others. Based on the Company's current plans, it will be necessary for the Company to raise additional debt or equity financing in the first quarter of fiscal 1998.

Results of Operations

        Period from inception (August 26, 1994) to September 30, 1995 compared with the year ended September 30, 1996.

Research and Development

        From inception through September 30, 1996, a substantial part of the Company's activities related to research and development. The Company's research and development expenses were approximately $201,000 and $903,000 for the period from inception (August 26, 1994) to September 30, 1995 and the fiscal year ended September 30, 1996, respectively. The increase in expenses in fiscal 1996 as compared with the period from inception (August 26, 1994) to September 30, 1995, is primarily related to costs associated with the addition of personnel, increased use of consultants and temporary help, and increased supplies, all incurred to support increased development and testing activities. The Company expects research and development costs to continue to increase as the Company continues to expand its research efforts.

Marketing

        Marketing expenses were approximately $0 and $279,000 for the period from inception (August 26, 1994) to September 30, 1995 and the fiscal year ended September 30, 1996, respectively. Marketing expenses incurred during fiscal 1996 are primarily related to costs associated with staffing employees and consultants to start the Company's marketing efforts and costs associated with developing a marketing strategy and logo. Achieving significant market acceptance and commercialization of the Company's initial color fax products will require substantial marketing efforts and the expenditure of significant funds to establish market awareness of the Company and the initial color fax products. As such, the Company expects marketing expenses to increase significantly in fiscal 1997.

General and Administrative

        General and administrative expenses were approximately $56,000 and $1,022,000 for the period from inception (August 26, 1994) to September 30, 1995 and the fiscal year ended September 30, 1996, respectively. The increase is due primarily to increased administrative staffing to support growing operations and increases in business development efforts. General and administrative expenses are expected to continue to increase to support increased levels of operations and to cover the costs of being a public company.

Taxes

        The Company has had net losses since inception and has not provided for federal or state taxes to date. As of September 30, 1996, the Company had federal and state net operating loss carryforwards of approximately $2,100,000 and $1,300,000, respectively. The net operating loss carryforwards will expire beginning September 30, 2010 (federal) and September 30, 2003 (state), if not utilized. Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

Manufacturing, Distribution and Sales

        As the Company's initial color fax products are completed and become available to the market, the Company will begin to incur significant costs to manufacture, distribute and sell its products. In addition, costs will be incurred to provide technical support services to customers.

Liquidity and Capital Resources

        Since inception, the Company has relied on sales of its equity securities to fund its operations. Between May 1995 and May 1996 the Company received approximately $1,952,000 in cash from sales of its equity securities. In September 1996, the Company's initial public offering of common stock and Redeemable Common Stock Purchase Warrants became effective. The Company received net proceeds of approximately $5,387,614 from this initial public offering, less $108,000 for advisory services to be provided over three years by the Underwriter, Barron -- Chase Securities, Inc. The Company's outstanding Redeemable Common Stock Purchase Warrants are exercisable at $6.00 per share and could result in the receipt of up to an additional $6,900,000. However, there can be no assurance that such warrants will be exercised and the Company cannot redeem the warrants until September 25, 1997, without the prior consent of the Underwriter. In addition, in connection with the Company's initial public offering, the Company redeemed its preferred stock for a cash payment of $450,000 and the issuance of 150,000 shares of common stock.

        From inception (August 26, 1994) to September 30, 1996, the Company's cash expenditures for operating activities were approximately $1,989,000. These cash expenditures were approximately $327,000 from inception (August 26, 1994) through September 30, 1995 and $1,662,000 for the fiscal year ended September 30, 1996 and differ from the Company's net loss in these periods principally due to non-cash operating expenditures and an increase in accounts payable and accrued liabilities. The Company expects its cash requirements to increase due to expected increases in expenses related to further research and development of its technologies and increased marketing, manufacturing, sales and distribution and technical support expenses associated with the introduction of it's initial color fax products to the market place and increased administrative expenses associated with fees for professional services, legal expenses in connection with the lawsuit with Color Communication Corporation and the costs associated with the Company being public. The Company plans to hire additional employees and increase marketing and sales expenses to execute its sales and marketing plans.

        The Company believes that to the extent existing resources and anticipated revenues are insufficient to fund the Company's planned activities in fiscal 1997, additional debt or equity financing will be available from existing investors and others. Based on the Company's current plans, it will be necessary for the Company to raise additional debt or equity financing in the first quarter of fiscal 1998.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                    COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                                    A DEVELOPMENT STAGE COMPANY

                                     STATEMENTS OF OPERATIONS



                                         Period From                                              Period From
                                          Inception                                                Inception
                                      (August 26, 1994)               Year Ended                (August 26, 1994)
                                    To September 30, 1995          September 30, 1996         To September 30, 1996
                                    ---------------------          ------------------         ---------------------
OPERATING COSTS
AND EXPENSES:
    Research and
    development .........               $     200,734                $     903,225                $   1,103,959
    Marketing ...........                          --                      278,690                      278,690
    General and
    administrative ......                      55,820                    1,022,334                    1,078,154
                                        -------------                -------------                -------------
    Total operating costs
    and expenses ........                     256,554                    2,204,249                    2,460,803
                                        -------------                -------------                -------------
Loss from operations ....                    (256,554)                  (2,204,249)                  (2,460,803)
Interest income .........                       1,789                       11,246                       13,035
                                        -------------                -------------                -------------
      Net loss ..........                    (254,765)                  (2,193,003)                  (2,447,768)
Less:  Accretion on
preferred stock .........                          --                     (900,000)                    (900,000)
                                        -------------                -------------                -------------
Net loss applicable to
common shareholders .....               $    (254,765)               $   3,093,003                   $ 3,347,76
                                        =============                =============                =============
Net loss per share
applicable to common
shareholders ............               $       (0.06)               $       (0.76)
                                        =============                =============
Shares used in computing
net loss per share
applicable to common
shareholders ............                   4,101,833                    4,044,708
                                        =============                =============


                             See accompanying notes.

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                                 BALANCE SHEETS


                                                                                  September 30,
                                                                         ------------------------------
                                                                             1995              1996
                                                                         ------------      ------------
ASSETS
Current assets
    Cash ...........................................................     $    314,078      $    155,533
    Notes receivable -- related parties ............................          109,000                --
    Other receivable from underwriter in connection with the
         Company's initial public offering .........................               --         5,549,573
                                                                         ------------      ------------
         Total current assets ......................................          423,078         5,705,106
Property and equipment
    Office furniture ...............................................           19,329            17,785
    Computer equipment .............................................           40,195           158,504
                                                                         ------------      ------------
                                                                               59,524           176,289
    Less accumulated depreciation ..................................            2,700            40,237
                                                                         ------------      ------------
         Net property and equipment ................................           56,824           136,052
Other assets .......................................................            8,492           117,947
                                                                         ------------      ------------
         Total assets ..............................................     $    488,394      $  5,959,105
                                                                         ============      ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Accounts payable ...............................................     $     42,936      $    168,266
    Accrued registration costs .....................................               --            55,052
    Preferred stock redemption payable .............................               --           450,000
    Other accrued liabilities ......................................               --            90,688
                                                                         ------------      ------------
         Total current liabilities .................................     $     42,936      $    764,006
Commitments
Redeemable preferred stock, par value $.001 per share:
    no shares authorized in 1995 (150,000 shares in 1996) none
    issued and outstanding .........................................               --                --
Shareholders' equity
    Common stock, par value $.001 per share: authorized 50,000,000 shares; Issued and outstanding 2,200,000 and 4,972,000 shares at
    September 30, 1995 and 1996, respectively ......................            2,200             4,972
    Paid in capital ................................................          698,023         7,781,895
    Deficit accumulated during the development stage ...............         (254,765)       (2,447,768)
    Deferred compensation ..........................................               --          (144,000)
                                                                         ------------      ------------
         Total shareholders' equity ................................          445,458         5,195,099
                                                                         ------------      ------------
              Total liabilities and shareholders' equity ...........     $    488,394      $  5,959,105
                                                                         ============      ============


                             See accompanying notes.

                    COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                                    A DEVELOPMENT STAGE COMPANY

                                STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                   Deficit
                                                                                 Accumulated
                                              Common Stock                       During the                           Total
                                        -----------------------    Paid in       Development      Deferred         Shareholders'
                                          Shares       Amount      Capital          Stage        Compensation         Equity
                                        ----------   ----------   ----------    -------------    -------------    -------------
Sale of common stock for cash
    May 1995 -- $0.001/share ........    1,276,000       $1,276   $   (1,116)     $        --        $      --       $      160
    May 1995 -- $0.65/share .........      374,000          374      199,689               --               --          200,063
    August 1995 -- $0.92/share ......      550,000          550      499,450               --               --          500,000
Net loss from inception (August 26,
    1994) to September 30, 1995 .....           --           --           --         (254,765)                         (254,765)
                                        ----------   ----------   ----------    -------------    -------------    -------------
Balance -- September 30, 1995 .......    2,200,000        2,200      698,023         (254,765)              --          445,458
Sale of common stock for cash
    January 1996 -- $1.00/share .....      120,000          120      119,880               --               --          120,000
    April 1996 -- $0.60/share .......      350,000          350      209,650               --               --          210,000
    May 1996 -- $2.50/share .........      372,000          372      900,658               --               --          901,030
Common stock issued in exchange
    for full recourse note payable
    March 1996 -- $0.30/share .......      300,000          300       89,700               --               --           90,000
Common stock exchanged for
    services
    December 1995 -- $1.00/share ....       60,000           60       59,940               --               --           60,000
    April 1996 -- $0.60/share .......       50,000           50       29,950               --               --           30,000
Exercise of common stock warrant
    in exchange for cash and
    forgiveness of loans -- March
    1996 -- $0.30/share .............      320,000          320       95,680               --               --           96,000
Accretion of preferred stock to
    redemption value ................           --           --     (900,000)              --               --         (900,000)
Common stock to be issued in
    October 1996 upon redemption
    of preferred stock -- $6.00/share      150,000          150      899,850               --               --          900,000
Sale of common stock in initia1
    public offering for receivable
    from  underwriter for
    $6.00/share in September 1996,
    net of issue costs of $1,056,146     1,050,000        1,050    5,242,804               --               --        5,243,854
Redeemable warrants issued in
    initial public offering
    $0.125/warrant ..................           --           --      143,760               --               --          143,760
Deferred compensation expense
related to stock options ............           --           --      192,000               --         (192,000)              --
Amortization of deferred
    compensation ....................           --           --           --               --           48,000           48,000
Net loss for the year ended
    September 30, 1996 ..............           --           --           --       (2,193,003)              --       (2,193,003)
                                        ----------   ----------   ----------    -------------    -------------    -------------
Balance -- September 30, 1996 .......    4,972,000       $4,972   $7,781,895      $(2,447,768)       $(144,000)      $5,195,099
                                        ==========   ==========   ==========    =============    =============    =============


                             See accompanying notes.

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY
                            STATEMENTS OF CASH FLOWS



                                                                 Period from                                   Period from
                                                                  Inception                                     Inception
                                                              (August 26, 1994)         Year ended          (August 26, 1994)
                                                           to September 30, 1995    September 30, 1996     to September 30, 1996
                                                           ---------------------    ------------------     ---------------------
Cash flows from operating activities:
   Net loss ......................................               $  (254,765)           $(2,193,003)            $(2,447,768)
   Adjustments to reconcile net loss to net
      cash used in operating activities:
      Depreciation and amortization ..............                     2,815                 40,352                  43,167
      Amortization of deferred compensation ......                        --                 48,000                  48,000
      Write-off of property and equipment ........                        --                 29,126                  29,126
      Common stock exchanged for services ........                        --                 90,000                  90,000
   Changes in operating assets and liabilities:
   (Increase) decrease -- notes receivable .......                  (109,000)               109,000                      --
   (Increase) decrease -- other assets ...........                    (8,607)                (1,455)                (10,062)
   Increase (decrease) -- payables and other
      liabilities ................................                    42,936                216,018                 258,954
                                                                 -----------            -----------             -----------
      Net cash used in operating activities ......                  (326,621)            (1,661,962)             (1,988,583)
                                                                 -----------            -----------             -----------
Cash flows from investing activities
   Purchase of property and equipment ............                   (59,524)              (148,707)               (208,231)
                                                                 -----------            -----------             -----------
      Net cash used in investing activities ......                   (59,524)              (148,707)               (208,231)
                                                                 -----------            -----------             -----------
Cash flows from financing activities
   Sale of common stock ..........................                   700,223              1,252,040               1,952,263
   Initial public offering registration costs paid                        --               (214,916)               (214,916)
   Loans from shareholder ........................                        --                 75,000                  75,000
   Repayment of full recourse note payable .......                        --                 90,000                  90,000
Sale of redeemable preferred stock ...............                        --                450,000                 450,000
                                                                 -----------            -----------             -----------
      Net cash provided from financing activities                    700,223              1,652,124               2,352,347
                                                                 -----------            -----------             -----------
      Net increase (decrease) in cash ............                   314,078               (158,545)                155,533
Cash at beginning of period ......................                        --                314,078                      --
                                                                 -----------            -----------             -----------
Cash at end of period ............................               $   314,078            $   155,533             $   155,533
                                                                 ===========            ===========             ===========

Supplemental schedule of noncash investing and
   financing activities
Common stock to be issued in redemption of
   preferred stock ...............................               $        --            $   900,000             $   900,000
Conversion of loans from related party to
   common stock ..................................                        --                 75,000                  75,000
Common stock and warrants issued in initial
    public offering ..............................                        --              5,387,614               5,387,614
Issuance of common stock in exchange for full
   recourse note payable .........................                        --                 90,000                  90,000


                             See accompanying notes.

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996

1.      BUSINESS ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activities

        Compressent Corporation (formerly Cable-Sat Systems, Inc.), the "Company", was incorporated in the state of Florida on August 26, 1994, but did not commence formal operations until April 1995. It is engaged in the development of digital image coding and data compression products which will enable the facsimile transmission of color images from computers equipped with the Company's software programs.

Development Stage Company

        The Company's primary activities since inception have been devoted to developing its initial color facsimile products and related technologies, preparation for marketing, the recruitment of key management and technical personnel, including outside consultants, and raising capital to fund operations. The Company has been unprofitable since inception and has not licensed or sold any of its products or technologies. As a result, the financial statements are presented in accordance with Statement of Financial Accounting Standards No. 7 (SFAS 7), "Accounting and Reporting by Development Stage Enterprises".

        For the period from inception (August 26, 1994) through September 30, 1996, the Company had a deficit accumulated during the development stage of approximately $2,448,000 and had used $1,989,000 of cash for operating activities. The Company expects to continue to incur losses through at least the fourth quarter of the year ended September 30, 1997, or until the Company is able to attain revenues from sales, licensing or other arrangements sufficient to support its operations. Management believes that current working capital of approximately $4,941,000 will be sufficient to support the Company's planned activities through the end of fiscal 1997 and that to the extent existing resources and anticipated revenues are insufficient to fund the Company's planned activities in fiscal 1997, additional debt or equity financing will be available from existing investors and others. Based on the Company's current plans, it will be necessary for the Company to raise additional debt or equity financing in the first quarter of fiscal 1998.

Use of Estimates

        The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash equivalents consist of short-term financial instruments that are readily convertible into cash with original maturities of less than ninety days from the date of acquisition. The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Other Assets

        In connection with the Company's initial public offering that went effective on September 25, 1996, the Company paid Barron-Chase Securities, Inc. (the Underwriter) a $108,000 fee for certain financial advisory services to be provided over the three years following the effective date of the offering. The $108,000 is included in other assets and will be amortized on a straight-line basis over the three year term of the agreement.

Property and Equipment

        Property and equipment is recorded at cost. Depreciation and amortization is provided on a straight-line basis over estimated useful lives or over the life of the lease for equipment under capitalized leases, if shorter. Leasehold improvements are amortized over the term of the lease or their estimated useful life, whichever is shorter. The useful lives of property and equipment for purposes of depreciation are:

Office Equipment.................................................... 5 years
Computers........................................................... 3 years

Software Development Costs

        The Company capitalizes software development costs upon achievement of technological feasibility, subject to net realizable value consideration in accordance with Statement of Financial Accounting Standard No. 86 (SFAS 86), "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed". The Company has defined technological feasibility as completion of a working model. Such capitalized costs are amortized upon product release on a straight-line basis over the estimated useful life or the ratio of current revenue to the total of current and anticipated future revenues, whichever results in the greater amortization. No software development costs have been capitalized through September 30, 1996.

Income Taxes

        The Company accounts for income taxes in accordance with the provisions of Financial Accounting Standards Board Statement No. 109 (SFAS 109), "Accounting for Income Taxes". Under SFAS 109, the liability method is used for accounting in income taxes.

Net Loss Per Share Attributable to Common Shareholders

        Net loss applicable to common shareholders is computed using the weighted average number of shares of common stock outstanding. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued at prices below the assumed public offering price during the twelve months prior to the initial filing of the registration statement have been included in the calculation as if they were outstanding for all periods prior to the quarter in which the Company's initial public offering became effective (using the treasury stock method and an initial public offering price of $6.00 per common share). Redeemable preferred stock is not deemed to be a common stock equivalent for purposes of calculating the net loss applicable to common shareholders. Fully diluted net loss per share is not presented because it is antidilutive.

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Impact of Recently Issued Accounting Standards

        In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standard No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS 121 is not expected to have a material impact on the Company's financial position or results of operations.

        The Company accounts for its stock option plans and its employee stock purchase plan in accordance with provisions of the Accounting Principles Board's Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees". In October 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standard No. 123 (SFAS 123), "Accounting for Stock Based Compensation". SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its employee stock plans in accordance with the provisions of APB
25. Accordingly, SFAS 123 is not expected to have any material impact on the Company's financial position or results of operations.

Financial Presentation

        Certain items in the period from inception (August 26, 1994) to September 1995, have been reclassified to conform to the fiscal 1996 presentation.

2.      REDEEMABLE PREFERRED STOCK

        The Company has authorized 150,000 shares of redeemable Series A Preferred Stock. The Series A Preferred Stock is entitled to receive a cumulative cash dividend of $0.21 per share on each anniversary from the date of issuance. No dividends were payable at September 30, 1996.

        In the event of the liquidation of the Company, holders of Series A Preferred Stock have liquidation preference over holders of common stock of $3.00 per share plus all accrued but unpaid dividends and one share of common stock.

        The Company is required to redeem all preferred shares outstanding out of the net proceeds from any underwritten public offering or private placement of the Company's common stock. The redemption price is $3.00 per share plus one share of the Company's common stock per share of preferred stock. The Company's initial public offering of common stock purchase warrants went effective September 25, 1996, and the Company became irrevocably committed to redeem its then outstanding preferred stock. The preferred stock was held by Call Now, Inc. ("Call Now"), a related party. The initial public offering closed on October 1, 1996, and the Company redeemed the preferred stock from Call Now. For purposes of presentation in the accompanying financial statements, the cash redemption amount of the preferred stock of $450,000 is classified as "Preferred stock redemption payable" at September 30, 1996, and is included in current liabilities. In addition, the 150,000 shares of common stock issuable upon redemption of the preferred stock are included as outstanding common stock at September 30, 1996, in the accompanying financial statements.

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.      SHAREHOLDERS' EQUITY

Public Offering

        During September 1996, the Company completed a public offering of 1,050,000 shares of common stock at $6.00 per share and 1,150,000 redeemable common stock purchase warrants for $0.125 per warrant. The Company received net proceeds of $5,387,614. In addition, as part of the initial public offering, the Company's 150,000 shares of Preferred Stock were redeemed at $3.00 per share plus one share of the Company's common stock per share of preferred stock (see
Note 2).

        The initial public offering, a firm underwriting commitment, went effective September 25, 1996. However, the proceeds from this offering were received by the Company from the Underwriter on October 1, 1996, upon the closing. Therefore, at September 30, 1996, proceeds from the sale of common stock and redeemable common stock purchase warrants are classified as "Other receivable from underwriter in connection with the Company's initial public offering", the cash redemption amount of the Preferred Stock is classified as "Preferred stock redemption payable" and the common stock issued to redeem the preferred stock is included as outstanding common stock (see Note 2) in the accompanying financial statements.

Shares Issued in Exchange for Cash and Loan

        In August 1995, in connection with the sale of 550,000 shares of common stock to Call Now, the Company also sold a warrant to Call Now to purchase 320,000 shares of common stock at an exercise price of the then current fair value of the common stock of $0.92 per share. In January 1996 and February 1996, the Company received $75,000 in loans from Call Now. In March 1996, the Company adjusted the warrant exercise price on the 320,000 shares from $0.92 per share to the then current fair market value of $0.30 per share of Common Stock. The option was then exercised by Call Now in exchange for forgiveness of the $75,000 in loans plus $21,000 in cash.

Shares Issued for Services

        In December 1995, the Company issued 60,000 shares of common stock valued at $60,000 in exchange for past services rendered to the Company. In addition, in April 1996, the Company issued 50,000 shares of common stock valued at $30,000 in exchange for past services rendered to the Company. The value assigned to the shares was based on the Company's best estimate of fair market value of the common stock at the time of issuance.

Common Stock Purchase Warrants

        On September 25, 1996, in connection with the Company's initial public offering, the Company issued 1,150,000 redeemable common stock purchase warrants for $0.125 per share. The warrants are exercisable to purchase common stock during the three year period from the effective date of the offering (September 25, 1996), at an exercise price of $6.00 per share. The Company may redeem the warrants at a price of $0.25 per warrant by giving 30 days written notice to the holders if the Company's common stock price equals or exceeds $12.00 per share for 30 consecutive trading days. The warrants may not be redeemed in the first year from the effective date without consent of the Underwriter.

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


Underwriter's Warrant and Underlying Warrant

        At the closing of the initial public offering on October 1, 1996, for nominal consideration, the Company issued to the Underwriter, 100,000 Common Stock Underwriter Warrants ("Underwriter's Warrants") and 100,000 Warrant Underwriter Warrants ("Underlying Warrants"). The Underwriter's Warrants are exercisable for a five year period and allow the holder to purchase one share of common stock at a price of $9.00 per share. The exercise price of the Underlying Warrants is $0.1875 per warrant. Each Underlying Warrant is exercisable for a three year period to purchase one share of common stock at a price of $9.00 per share. The Underwriter's Warrants and the Underlying Warrants are subject to adjustment for certain events including mergers, stock dividends, stock splits, and other events. The Underwriter's Warrants contains net issuance provisions permitting the holders to elect to exercise the Underwriter's Warrants in whole or in part and instruct the Company to withhold from the securities issuable upon exercise, the number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price.

Stock Options

        Employee and Consultant Stock Options

        In February 1996, the Company's Board of Directors adopted an incentive stock option plan. The plan allows for incentive stock options to be granted to key employees. In addition, from time to time the Board of Directors may grant options to consultants that are in addition to the options approved for key employees under the incentive stock option plan. All options expire no more than five years from the date of grant. The exercise price for all options shall not be less than 100% of the fair market value of the stock subject to the option on the date of grant as determined by the Board of Directors. All options generally vest in increments over a period of three years from the date of grant, with the first increment vesting after one year. Options may be granted with different vesting terms from time to time. The Board of Directors has approved options to purchase up to 780,000 shares of common stock to be granted to key employees under the incentive stock option plan and to consultants of the Company.

        At September 30, 1996, 180,000 options were exercisable by consultants to the Company and no options were exercisable by employees under the incentive stock option plan.

        Stock option activity is summarized below:

                                                                Options Outstanding
                                      --------------------------------------------------------------------
                                      Shares Available    Number of
                                         for Grant         Shares        Price Per Share   Aggregate Price
                                      ----------------    ---------      ---------------   ---------------
Balance at September 30, 1995........    $      --       $      --        $       --         $      --
    Shares Authorized................      780,000              --                --                --
    Options Granted..................     (818,500)        818,500        $2.50-$6.00          3,308,000
    Options Canceled.................      250,000        (250,000)             $6.00         (1,500,000)
                                         ---------       ---------        -----------        -----------
Balance at September 30, 1996........      211,500         568,500        $2.50-$6.00        $ 1,808,000
                                         =========       =========        ===========        ===========

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Other Stock Options

        In February 1996, the Company's Board of Directors also approved the issuance of stock options to purchase up to 150,000 shares of common stock at $0.30 per share for key employees and consultants. These options are in addition to the options that may be granted under the incentive stock option plan and to consultants described above, and expire five years from the date of grant. As of September 30, 1996, the Board of Directors had granted options to purchase 80,000 shares of common stock. Based on the difference between the option exercise price and the fair value of the common stock on the date of grant, the Company has recorded $192,000 of deferred compensation relating to these options and is amortizing compensation expense over the two year vesting period. None of these options were exercisable at September 30, 1996.

Common Stock Reserved for Future Issuance

        Shares of common stock of the Company reserved for future issuance, including shares reserved pertaining to the Underwriter's over-allotment and Underwriter's Warrant and Underlying Warrant are as follows:

                                                                   September 30,
                                                                       1996
                                                                   -------------
Redeemable common stock purchase warrants ....................         1,150,000
Employee, consultant, and other stock options ................           930,000
Underwriter's Warrants and Underlying Warrants ...............           200,000
                                                                   -------------
                                                                       2,280,000
                                                                   =============

4.      INCOME TAXES

        As of September 30, 1996, the Company had federal and state net operating loss carryforwards of approximately $2,100,000 and $1,300,000, respectively. The net operating loss carryforwards will expire beginning September 30, 2010 (federal) and September 30, 2003 (state), if not utilized.

        Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitation provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

        Significant components of the Company's deferred tax assets and liabilities for federal and state taxes as of September 30, 1996, are as follows:

Deferred tax assets:
  Net operating loss carryforwards .............................    $   800,000
  Other -- net .................................................         60,000
                                                                    -----------
  Total deferred tax assets ....................................        860,000
  Valuation allowance for deferred tax assets ..................       (860,000)
                                                                    -----------
Net deferred tax assets ........................................    $        --
                                                                    ===========

        The net valuation allowance increased by $770,000 during fiscal 1996.

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.      RELATED PARTY TRANSACTIONS

        During May 1996, the Company forgave a loan for $89,000 to the Company's former president. The total amount of forgiveness was recognized as compensation expense by the Company.

        During March 1996, the Company sold 300,000 shares of common stock at the then current fair value of $0.30 per share to the Company's new Chairman and Chief Executive Officer in exchange for a full recourse interest bearing note payable amounting to $90,000. The loan was repaid in May 1996.

        In January 1996 and February 1996, the Company received $75,000 in loans from Call Now, Inc. In March 1996, Call Now exercised a repriced warrant to purchase 320,000 shares at $0.30 per share by forgiving the $75,000 in loans plus paying $21,000 in cash (see Note 3).

6.      COMMITMENTS

        The Company leases office space and office equipment. Rent expense was approximately $13,360 and $65,152 for the period from inception (August 26, 1994) to September 30, 1995, and the year ended September 30, 1996, respectively ($78,512 for the period from inception (August 26, 1994) to September 30, 1996).

        Future payments for operating leases at September 30, 1996 are as follows:

Year Ended
----------
September 30, 1997 .....................................             $  115,418
September 30, 1998 .....................................                118,830
                                                                     ----------
                                                                     $  234,248
                                                                     ==========

        The Company is committed under employment and consulting agreements with officers and others to make the following future payments:

Year Ended
----------
September 30, 1997 ..............................................    $   468,000
September 30, 1998 ..............................................        100,000
                                                                     -----------
                                                                     $   568,000
                                                                     ===========

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Compressent Corporation (formerly Cable-Sat Systems, Inc.)

        We have audited the accompanying balance sheet of Compressent Corporation (formerly Cable-Sat Systems, Inc.), a development stage company, as of September 30, 1996, and the related statements of operations, shareholders' equity, and cash flows for the year then ended, and for the period from inception (August 26, 1994) to September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements as of September 30, 1995, and for the period from inception (August 26, 1994) to September 30, 1995, were audited by other auditors whose report dated December 1, 1995, expressed an unqualified opinion on those statements. The financial statements for the period from inception (August 26, 1994) to September 30, 1995, include a net loss of $254,765. Our opinion on the statements of operations, shareholders' equity, and cash flows for the period from inception (August 26, 1994) to September 30, 1996, insofar as it relates to amounts for prior periods through September 30, 1995, is based solely on the report of other auditors.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

        In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Compressent Corporation (formerly Cable-Sat Systems, Inc.) at September 30, 1996, and the results of its operations and its cash flows for the year then ended and the period from inception (August 26, 1994) to September 30, 1996, in conformity with generally accepted accounting principles.

                                                   Ernst & Young LLP

San Jose, California
December 27, 1996

                   REPORT OF GRANT-SCHWARTZ ASSOCIATES, CPA'S
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Compressent Corporation (formerly Cable-Sat Systems, Inc.)

        We have audited the accompanying balance sheet of Compressent Corporation (formerly Cable-Sat Systems, Inc.), a development stage company, as of September 30, 1995 and the statements of operations, shareholders' equity and the statement of cash flows for the year ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Compressent Corporation (formerly Cable-Sat Systems, Inc.,) a development stage company, as of September 30, 1995 and its statements of operation and cash flows for the year then ended in conformity with generally accepted accounting principles.

                                   GRANT-SCHWARTZ ASSOCIATES, CPA'S

Boca Raton, Florida
December 1, 1995

                                     ANNEX B

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)

          ITEMS 1 AND 2 OF PART I OF THE QUARTERLY REPORT ON FORM 10-Q
            FOR THE QUARTER ENDED AND SIX MONTHS ENDED MARCH 31, 1997

Item 1.  FINANCIAL STATEMENTS.

                    COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                                    A DEVELOPMENT STAGE COMPANY

                                CONDENSED STATEMENTS OF OPERATIONS
                                            (UNAUDITED)


                                                                                                                   PERIOD FROM
                                                     THREE MONTHS ENDED             SIX MONTHS ENDED                INCEPTION
                                                ---------------------------     ---------------------------     (AUGUST 26, 1994)
                                                  MARCH 31,      MARCH 31,       MARCH 31,       MARCH 31,         TO MARCH 31,
                                                    1996           1997            1996             1997              1997
                                                -----------     -----------     -----------     -----------     ----------------
OPERATING COSTS AND
EXPENSES:
  Research and development .................    $   213,791     $   322,517     $   315,672     $   723,331     $      1,827,290
  Sales and marketing ......................         32,259         273,525          42,259         838,404            1,117,094
  General and administrative ...............        141,578         525,072         290,729         935,345            2,013,499
                                                -----------     -----------     -----------     -----------     ----------------
  Total operating costs and expenses .......        387,628       1,121,114         648,660       2,497,080            4,957,883
                                                -----------     -----------     -----------     -----------     ----------------

Loss from operations .......................       (387,628)     (1,121,114)       (648,660)     (2,497,080)          (4,957,883)
Interest income ............................          5,800          54,041           5,800         115,741              128,776
                                                -----------     -----------     -----------     -----------     ----------------
  Net loss .................................       (381,828)     (1,067,073)       (642,860)     (2,381,339)          (4,829,107)
Less: Accretion on preferred stock .........             --              --              --              --             (900,000)
                                                -----------     -----------     -----------     -----------     ----------------
Net loss applicable to common
  shareholders .............................    $  (381,828)    $(1,067,073)    $  (642,860)    $(2,381,339)    $     (5,729,107)
                                                ===========     ===========     ===========     ===========     ================

Net loss per share applicable to
  common shareholders ......................          (0.09)          (0.21)          (0.16)          (0.48)
                                                ===========     ===========     ===========     ===========

Shares used in computing net loss per
  share applicable to common
  shareholders .............................      4,107,167       4,988,684       4,104,500       4,980,342
                                                ===========     ===========     ===========     ===========


                             See accompanying notes

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                            CONDENSED BALANCE SHEETS
                                   (UNAUDITED)


                                                                 SEPTEMBER 30,         MARCH 31,
                                                                    1996(1)              1997
                                                                 -------------        -----------
ASSETS
Current assets
  Cash ...................................................        $   155,533         $   418,392
  Short-term investments .................................                 --           3,011,957
  Other receivable from underwriter in connection with IPO          5,549,573                  --
  Other current assets ...................................                 --             118,721
                                                                  -----------         -----------
    Total current assets .................................          5,705,106           3,549,070
Property and equipment, net ..............................            136,052             211,221
Other assets .............................................            117,947             137,327
                                                                  -----------         -----------
    Total assets .........................................        $ 5,959,105         $ 3,897,618
                                                                  ===========         ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable and other accrued liabilities .........        $   168,266         $   257,976
  Other accrued liabilities ..............................             90,688              76,898
  Accrued registration costs .............................             55,052                  --
  Preferred stock redemption payable .....................            450,000                  --
                                                                  -----------         -----------
    Total current liabilities ............................            764,006             334,874
Shareholders' equity
  Common stock and additional paid in capital ............          7,786,867           8,487,849
  Deficit accumulated during development stage ...........         (2,447,768)         (4,829,105)
  Deferred compensation ..................................           (144,000)            (96,000)
                                                                  -----------         -----------
    Total shareholders' equity ...........................          5,195,099           3,562,744
                                                                  -----------         -----------
    Total liabilities and shareholders' equity ...........        $ 5,959,105         $ 3,897,618
                                                                  ===========         ===========

----------------------

(1) Derived from audited financial statements for the year ended September 30, 1996, included elsewhere in this Prospectus.


                             See accompanying notes

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                                                       PERIOD FROM
                                                                       SIX MONTHS ENDED                  INCEPTION
                                                                -----------------------------       (AUGUST 26, 1994)
                                                                 MARCH 31,         MARCH 31,           TO MARCH 31,
                                                                   1996              1997                  1997
                                                                -----------       -----------         -------------
Cash flows from operating activities:
    Net cash used in operating activities ..............        $  (549,198)      $(2,011,790)        $  (4,000,373)
                                                                -----------       -----------         -------------
Cash flows from investing activities
  Purchase of short-term investments ...................                 --        (4,808,710)           (4,808,710)
  Sale of short-term investments .......................                 --         1,796,753             1,796,753

  Purchase of property and equipment ...................            (50,357)         (113,279)             (321,510)
                                                                -----------       -----------         -------------
    Net cash used in investing activities ..............            (50,357)       (3,125,236)           (3,333,467)
                                                                -----------       -----------         -------------
Cash flows from financing activities
  Sale of common stock .................................            141,000                --             1,952,263
  Receipt of proceeds from underwriter .................                 --         5,549,573             5,549,573
  IPO registration costs paid ..........................                 --                --              (214,916)
  Loan from shareholder ................................             75,000                --                75,000
  Repayment of full course note payable ................                 --                --                90,000
  Sale of redeemable preferred stock ...................            450,000                --               450,000
  Redemption of preferred stock ........................                 --          (450,000)             (450,000)
  Conversion of redeemable stock warrant ...............                 --           300,312               300,312
                                                                -----------       -----------         -------------
    Net cash provided from financing activities ........            666,000         5,399,885             7,752,232
                                                                -----------       -----------         -------------
    Net increase in cash ...............................             66,445           262,859               418,392
                                                                -----------       -----------         -------------
  Cash at beginning of period ..........................            314,078           155,533                    --
                                                                                  -----------         -------------
  Cash at end of period ................................        $   380,523       $   418,392         $     418,392
                                                                ===========       ===========         =============

  Supplemental schedule of noncash investing and
    financing activities:
  Common stock to be issued in redemption of
    preferred stock ....................................        $        --       $        --         $     900,000
  Conversion of loan from shareholder to
    common stock .......................................             75,000                --                75,000
  Issuance of common stock in exchange for full recourse
    note payable .......................................             90,000                --                90,000


                             See accompanying notes

           COMPRESSENT CORPORATION (FORMERLY CABLE-SAT SYSTEMS, INC.)
                           A DEVELOPMENT STAGE COMPANY

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                   (UNAUDITED)

1.      BUSINESS ACTIVITIES AND BASIS OF PRESENTATION

Business

        Compressent Corporation (formerly Cable-Sat Systems, Inc.), the "Company", was incorporated in the state of Florida on August 26, 1994, but did not commence formal operations until April 1995. It is engaged in the development of digital image coding and data compression products which will enable the facsimile transmission of color images from computers equipped with the Company's software programs.

Basis of Presentation

        The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Management recommends that these interim financial statements be read in conjunction with the audited financial statements and notes thereto for the Company's year ended September 30, 1996, included elsewhere in this Prospectus. The results of operations for the six months ended March 31, 1997, are not necessarily indicative of the results that may be expected for the year ended September 30, 1997.

Net Loss Per Share Attributable to Common Shareholders

        Net loss per share attributable to common shareholders for the three months and six months ended March 31, 1997 is computed using the weighted average number of shares of common stock outstanding during the quarter. Net loss per share attributable to common shareholders for the three months and six months ended March 31, 1996, is computed using the weighted average number of shares of common stock outstanding during the quarter, and in addition, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued by the Company at prices below the public offering price during the twelve month period prior to the initial filing of the registration statement have been included in the calculation as if they were outstanding for all periods prior to the quarter in which the Company's initial public offering became effective (using the treasury stock method and an initial public offering price of $6.00 per share). Fully diluted net loss per share is not presented because it is antidilutive.

        In February 1997, the Financial Accounting Standards Board issued Statement No. 128 (SFAS 128), "Earnings per Share", which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of SFAS 128 on the calculation of primary earnings per share and fully diluted earnings per share for the quarter and six months ended March 31, 1997 and March 31, 1996 is not expected to be material.

Use of Estimates

        The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash, Cash Equivalents and Short-Term Investments

        Cash equivalents at March 31, 1997, consist of short-term financial instruments that are readily convertible into cash with original maturities of less than ninety days from the date of acquisition. The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

2.      SHAREHOLDERS' EQUITY

Common Stock Purchase Warrants

        On September 25, 1996, in connection with the Company's initial public offering, the Company issued 1,150,000 redeemable common stock purchase warrants for $0.125 per share. The warrants are exercisable to purchase common stock during the three year period from the effective date of the offering (September 25, 1996), at an exercise price of $6.00 per share. During March 1997, redeemable stock purchase warrants to purchase 50,052 shares of common stock were exercised for $300,312. As of March 31, 1997, there were 1,099,948 warrants outstanding.

Stock Option

        The Company accounts for stock options granted to outside service providers in accordance with Statement of Financial Accounting Standard No. 123 (SFAS 123), "Accounting for Stock Based Compensation", utilizing the fair value method. In December 1996, the Company's Board of Directors approved the issuance of stock options to certain outside service providers to purchase up to 145,000 shares of the Company's common stock at an exercise price of $7.013 per share. The exercise price was calculated at 110% of the fair market value on the date of grant of $6.375 per share. The options vest one-half in year one and one-half in year two, and expire three years from the date of grant. Pursuant to the provisions of SFAS 123, the fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: risk free interest rate of approximately 6%; no dividend yield; volatility factor of .5; and a weighted-average expected life of the options of approximately 1.5 years. The fair market value of these options was estimated to be approximately $216,000 and will be recognized as compensation expense over the vesting period. Compensation expense relating to these options for the three and six months ended March 31, 1997, was approximately $37,600 and $50,200, respectively.

        In December 1996, in connection with a preliminary agreement between the Company and a distributor, Set 1 Communications, NSW, Australia ("Set 1") (see
Note 3), the Company granted Set 1 a stock option to purchase up to 248,600 shares of the Company's common stock at the then fair market value of $6.375 per share. The option vested immediately and expires two years from the date of grant. Pursuant to the provisions of SFAS 123, the fair value for this option was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: risk free interest rate of approximately 6%; no dividend yield; volatility factor of .5; and a weighted-average expected life of the option of 1 year. The Company recorded the entire estimated fair value of this option of approximately $351,000 as sales and marketing expense during the three months ended December 31, 1996.

3.      SOFTWARE CAPITALIZATION

Software Development Costs

        The Company capitalizes software development costs upon achievement of technological feasibility, subject to net realizable value consideration in accordance with Statement of Financial Accounting Standards No. 86 (SFAS 86) "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". Based on the Company's development process, technological feasibility is achieved upon completion of a working model. Accordingly, all expenses incurred prior to completion of a working model are expensed. Capitalized costs are amortized upon product release on a straight-line basis over the estimated useful life or the ratio of current revenue to the total current and anticipated future revenues, whichever results in the greater amortization. During March 1997, the Company released the first working model of its facsimile software and began capitalizing software development costs pursuant to SFAS 86. A total of approximately $32,000 in software development costs have been capitalized through March 31, 1997.

4.      DISTRIBUTION AGREEMENT

        In January 1997, based on the preliminary agreement reached in December 1996, the Company finalized a five-year agreement with Set 1 (see Note 2), to distribute a "light" version of the Company's CHROMAFAX software with modems developed and marketed worldwide by Set 1. The "light" version is a version of CHROMAFAX with selected functionality. The agreement between the companies stipulates that Compressent will provide technology, support and basic documentation to Set 1. The agreement provides Set 1 with exclusivity for the "light" version bundled with modems based upon minimum shipments per year. The agreement further allows Set 1 to non-exclusively market the retail version of the product through its own channels and distribution partners. As part of the agreement signed with Set 1, the Company granted a stock option to Set 1 to purchase up to 248,600 shares of common stock (see Note 2).

5.      LEGAL

        On February 14, 1997, the Company instituted a lawsuit in Santa Clara County Superior Court against former consultants and a company they had formed known as Color Communication Corporation. The lawsuit asserts claims for breach of contract, breach of confidence, unfair competition and unjust enrichment, alleging that the former consultants misappropriated the Company's confidential information. On April 30, 1997, the Superior Court prohibited the defendants from using the Company's confidential information in any products, literature or advertising. In addition, the Superior Court issued a preliminary injunction barring the former consultants and Color Communications Corporation from advertising, marketing, selling or otherwise distributing any facsimile or color imaging software product for a period of nine months beginning April 21, 1997. There is no assurance that the defendants will not seek to appeal the order. A total of approximately $76,800 in legal expenses have been incurred in connection with this lawsuit through March 31, 1997.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        This report contains forward-looking statements within the meaning of
Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Act of 1934. All forward-looking statements involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of many factors including the Company's inability to complete development of commercial versions of its products, delays in product development or failure of such products to develop substantial sales volume. (See "Factors That May Affect Future Operating Results")

Overview

        The Company was incorporated in the state of Florida on August 26, 1994, but did not commence formal operations until April 1995. The Company's primary activities since inception have been devoted to designing and developing its initial color facsimile products and related technologies, preparation for marketing, the recruitment of key management and technical personnel, including outside consultants, and raising capital to fund operations. The Company has been unprofitable since inception and has not licensed or sold any of its products or technologies. As a result, the financial statements are presented in accordance with Statement of Financial Accounting Standards No. 7 (SFAS 7), "Accounting and Reporting by Development Stage Enterprises."

        For the period from inception (August 26, 1994) through March 31, 1997, the Company has incurred a cumulative net loss of approximately $4,829,000 and had used $4,000,000 in cash for operating activities. The Company expects to continue to incur losses through the end of fiscal 1997 or until the Company is able to attain revenues from sales, licensing or other arrangements sufficient to support its operations. Management believes that current working capital of approximately $3,214,000 will be sufficient to support the Company's planned activities through the end of fiscal 1997. The Company believes that to the extent existing resources and anticipated revenues are insufficient to fund the Company's planned activities in fiscal 1997, additional debt or equity financing will be available from existing investors and others. Based on the Company's current plans, management anticipates that it will be necessary for the Company to raise additional debt or equity financing in the first quarter of fiscal 1998.

Results of Operations

        Three and Six Months Ended March 31, 1996 and 1997.

Research and Development

        From inception through March 31, 1997, a substantial part of the Company's activities related to research and development. Research and development expenses were approximately $323,000 and $723,000 for the three months and six months ended March 31, 1997, respectively, compared to $214,000 and $316,000, respectively, in the corresponding periods in fiscal 1996. The increase is primarily due to increased staffing and consultants, and increased supplies and associated costs related to increased development and testing activities of the software functions and features. The Company believes that significant investments in product development are required to remain competitive. As a consequence the Company intends to incur increased product development expenditures in the future. During March 1997, the Company released the first working model of its facsimile software and began capitalizing software development costs pursuant to FASB 86. Approximately $32,000 in software development costs have been capitalized through March 31, 1997.

Sales and Marketing

        Sales and marketing expenses were approximately $274,000 and $838,000 for the three months and six months ended March 31, 1997, respectively, compared to $32,000 and $42,000, respectively, in the corresponding periods in fiscal 1996. The increase is primarily due to costs associated with staffing employees and consultants, participation in trade shows and other events, and the costs associated with developing a marketing strategy and logo. In addition, in December 1996, the Company granted a stock option to Set 1 Communications, NSW, Australia ("Set 1"), to purchase up to 248,600 shares of the Company's common stock. The option was granted in connection with a preliminary agreement between the Company and Set 1 and has an exercise price equal to the fair value of the Company's common stock on the date of grant of $6.375 per share. The option vested immediately and expires two years from the date of grant. Pursuant to the provision of SFAS 123, the fair value of the option was estimated to be $351,000 as of the date of grant using a Black-Scholes option pricing model. During December 1996, the Company recorded the estimated fair value of this option as sales and marketing expense.

        Achieving significant market acceptance and commercialization of the Company's initial color fax products will require substantial marketing efforts and the expenditure of significant funds to establish market awareness of the Company and the initial color fax products. As such, the Company expects significant sales and marketing expenses in future periods as it continues to pursue an aggressive brand building strategy in fiscal 1997.

        In January 1997, the Company finalized a five-year agreement with Set 1 to distribute a "light" version of the Company's CHROMAFAX software with modems developed and marketed worldwide by Set 1. The "light" version is a version of CHROMAFAX with selected functionality. The agreement between the companies stipulates that Compressent (formerly Cable-Sat Systems, Inc.) will provide technology, support and basic documentation to Set 1. The agreement provides Set 1 with exclusivity for the "light" version bundled with modems based upon minimum shipments per year. The agreement further allows Set 1 to non-exclusively market the retail version of the product through its own channels and distribution partners.

General and Administrative

        General and administrative expenses consist primarily of compensation and fees for professional services. General and administrative expenses were approximately $525,000 and $935,000 for the three months and six months ended March 31, 1997, respectively, compared to $142,000 and $291,000, respectively in the corresponding periods in fiscal 1996. The increase in general and administrative expenses was primarily attributable to increased staffing, fees for professional services, legal expenses in connection with the lawsuit against Color Communications Corporation and the costs associated with the Company being public. General and administrative expenses are expected to continue to increase to support growing operations and increases in business development efforts, and the continued expenses incurred as a public entity.

Interest Income

        Interest income was approximately $54,000 and $116,000 for the three months and six months ended March 31, 1997, respectively, compared to $6,000 and $6,000, respectively in the corresponding periods in fiscal 1996. Interest income is primarily derived from the investment of the Company's proceeds from its initial public offering of common stock that closed on October 1, 1996.

Liquidity and Capital Resources

        The Company had approximately $3,430,000 in cash, cash equivalents and short-term investments at March 31, 1997. To date, the Company has primarily financed its operations through the private and public sale of equity securities. The Company's cash expenditures for operating activities were approximately $1,077,000 and $2,012,000 for the three months and six months ended March 31, 1997, respectively, compared to $302,000 and $549,000, respectively in the corresponding periods in fiscal 1996, and differ from the Company's net loss in these periods principally due to non-cash operating expenditures and an increase in accounts payable and accrued liabilities. The Company expects its cash requirements to increase due to expected increases in expenses related to further research and development of its technologies and increased marketing, manufacturing, sales and distribution and technical support expenses associated with the introduction of its initial color fax products to the marketplace and increased administrative expenses associated with fees for professional services, legal expenses in connection with the lawsuit with Color Communication Corporation and the costs associated with the Company being public. The Company plans to hire additional employees and increase marketing and sales expenses to execute its sales and marketing plans.

        The Company believes that to the extent existing resources and anticipated revenues are insufficient to fund the Company's planned activities in fiscal 1997, additional debt or equity financing will be available from existing investors and others. However, there can be no assurance as to the terms and conditions of any such financing. Based on the Company's current plans, it will be necessary for the Company to raise additional debt or equity financing in the first quarter of fiscal 1998.

Factors That May Affect Future Operating Results

        Development Stage Company; Absence of Operating History. The Company has been engaged primarily in the design and development of CHROMAFAX and CHROMAFAX LITE (the "Initial Color Fax Products") and related technology. The Company has produced a beta version of its initial color fax software product, currently called CHROMAFAX, and is in the process of developing its "light" version, currently called CHROMAFAX LITE. The Company's viability, profitability and growth depend upon successful completion of the development and commercialization of these products. There can be no assurance that any of the Company's technologies or products will be successfully or timely developed or commercialized. The risks, expenses and difficulties often encountered in a shift from the research and development of products to the commercialization of new products based on innovative technology must also be considered. The prospects for the Company's success must be considered in light of the risks, expenses and difficulties often encountered in the establishment of a new business in a continually evolving industry subject to rapid technological and price changes, and characterized by an increasing number of market competitors.

        No Revenues; Anticipated Future Losses. To date, the Company has had no operating revenue and does not anticipate any operating revenue until one or more of its Initial Color Fax Products are completely developed, manufactured in commercial quantities and are available for commercial distribution. The Company anticipates incurring significant costs in connection with the development of its technologies and Initial Color Fax Products and there is no assurance that the Company will achieve sufficient revenues to offset anticipated operating costs. As of March 31, 1997, the Company's deficit accumulated during the developmental stage was approximately $4,829,000. Further, the Company anticipates it will have a loss in its fiscal year ended September 30, 1997, and that losses will continue until the Company's Initial Color Fax Products generate substantial revenues.

        Need for Additional Financing. The Company has expended and will continue to expend substantial funds to complete the research, development and marketing and distribution activities of its products. The Company has been dependent on the sales of its securities to fund its development activities. The Company has no current arrangements with respect to sources of additional financing and there is no assurance that other additional financing will be available to the Company in the future on commercially reasonable terms. The Company believes that additional debt or equity financing will be available from existing investors and others. However, there can be no assurance as to the terms and conditions of any such financing and no certainty that funds would be available when needed. The inability to obtain additional financing, when needed, would be likely to curtail the Company's sales and marketing and product development efforts and would be likely to have a material adverse effect on the Company. To the extent that any future financing involves the sale of the Company's equity securities, the Company's then existing stockholders could be substantially diluted.

        Limited Sales and Marketing Experience. The Company will seek to market and sell its products, if successfully developed, through key manufacturers and distributors. Such companies could be inhibited from doing business with the Company because of their commitment to their own technologies and products. As a result, demand and market acceptance for the Company's technologies and proposed products is subject to a high level of uncertainty. The Company intends to rely in part on the manufacturers of personal computers, fax modems, color printers and scanners for initial distribution of its Initial Color Fax Products as a software package included with such hardware purchase. The Company is therefore dependent upon such firms to distribute its color fax products. In addition, many factors could affect the success of the Company's distribution agreement with Set 1. These include the timing and success of the Company's efforts to develop a "light" version of the Company's CHROMAFAX software, Set 1's performance and marketing efforts, competitive factors and market acceptance.

        Rapid Technological Change. Technologies and proposed products being developed by the Company are in various stages of development. Product development efforts are subject to the risks inherent in the development of new technology and products (including unanticipated delays, expenses, technical problems or difficulties, as well as the possible insufficiency of funding to complete development). There can be no assurance as to when, or whether, such development projects will be successfully completed. The markets for the technology and products being developed by the Company are characterized by rapid changes and evolving industry standards often resulting in product obsolescence or short product life cycles. The Company's operating results will depend upon its ability to complete development and introduce to the marketplace in a timely and cost-competitive manner its proposed products and technology, to continually enhance and improve such products and technology, to adapt its proposed products to be compatible with specific products manufactured by others, and to successfully develop and market new products and technology.

        Substantial Competition. Other companies may be developing technologies or products of which the Company is unaware which may be functionally similar, or superior, to some or all of those being developed by the Company. These companies may have substantially greater, technical, personnel and other resources than the Company and may have established reputations for success in developing, licensing and sales of their products. There is no assurance that the Company will be able to compete successfully, that its competitors or future competitors will not develop technologies or products that render the Company's products and technology obsolete or less marketable or that the Company will be able to successfully enhance its proposed products or technology or adapt them satisfactorily.

        Dependence Upon Qualified and Key Personnel. The success of the Company will be largely dependent on its ability to hire and retain qualified executive, scientific and marketing personnel. There is no assurance that the Company will be able to attract or retain such necessary personnel, particularly in light of the currently high demand for software engineers and other personnel in Silicon Valley. The loss of key personnel or the failure to recruit additional personnel could have a material adverse effect on the Company's business.

        Protection of Proprietary Information. Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with the Company's ability to make and sell its products. The Company has not conducted an independent review of patents issued to third parties. In addition, because of the developmental stage of the Company, claims that the Company's products infringe on the proprietary rights of others are more likely to be asserted after commencement of commercial sales incorporating the Company's technology. There can be no assurance that other third parties will not assert infringement claims against the Company or that such claims will not be successful. The Company is in the process of applying for patents. There can also be no assurance that competitors will not infringe the Company's patents if any such patents are granted to the Company in the future. Defense and prosecution of patent suits, even if successful, are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease selling its products.

        The Company is in the process of applying for copyrights relating to certain of its proposed Initial Color Fax Products and is also applying for patent protection. There is no assurance that any patents will be obtained.
 If obtained, there is no assurance that any patents or copyrights will afford the Company commercially significant protection of its technologies or that the Company will have adequate resources to enforce its patents and copyrights. The Company also intends to seek foreign patent and copyright protection. With respect to foreign patents and copyrights, the laws of other countries may differ significantly from those of the United States as to the patentability of the Company's products or technology. Moreover, the degree of protection afforded by foreign patents or copyrights may be different from that in the United States. Patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, the Company cannot be certain that it will be the first creator of inventions covered by any patent applications it makes or the first to file patent applications on such inventions. Furthermore, in the desktop computer application market today, patents and copyrights cannot give substantial protection against competitors determined to introduce competing products since it is likely that such competitors will be able to develop similar technology which does not infringe on the Company's proprietary technology.

        The Company also relies on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's unpatented technology. To protect its trade secrets and other proprietary information, the Company requires employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If the Company is unable to maintain the proprietary nature of its technologies, the Company could be adversely affected.

        Efforts to enforce the Company's proprietary rights, even if successful, can be expensive. For example, in April 1997, the Company successfully obtained an injunction against a company which had allegedly misappropriated the Company's trade secrets. Legal fees and costs associated with enforcing the Company's rights in such action may exceed $100,000, and there is no assurance that such costs will be covered by insurance.

                           PART II. OTHER INFORMATION

ITEM 16.  EXHIBITS

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
1(a)         -- Underwriting Agreement (revised)
1(c)         -- Selected Dealer Agreement (revised)
3(a)         -- Amended and Restated Articles of Incorporation of the Registrant
3(b)         -- Bylaws of the Registrant
4.1          -- Form of Warrant Certificate
4.2          -- Form of Common Stock Certificate
5.1          -- Opinion of Counsel
10.1         -- Financial Advisory Agreement
10.2         -- Merger and Acquisition Agreement
10.3         -- Warrant Agreement
10.4         -- Underwriter's Warrant Agreement (revised)
10.5         -- Incentive Stock Option Plan
10.5(a)      -- Employment Agreement-- Ostrovsky Consulting, Inc.
10.5(b)      -- Employment Agreement-- Wil F. Zarecor
10.5(c)      -- Employment Agreement-- John L. Douglas
10.5(d)      -- Employment Agreement-- Glenn Crepps
11.0         -- Computation of Earnings per Share
23.0         -- Consent of counsel is contained in Exhibit 5.1
*23.1        -- Independent Auditors Consent
*23.2        -- Independent Auditors Consent
24.0         -- Powers of Attorney-- See signature page
27.1         -- Financial Data Schedule (for SEC use only).

----------------------

     *Filed herewith.

                                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Compressent Corporation, a corporation organized and existing under the laws of the State of Florida, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 16th day of July, 1997.

                                     By:  /s/ Abe Ostrovsky
                                          --------------------------------------
                                          Abe Ostrovsky
                                          Chief Executive Officer
                                          (Principal Executive Officer)

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Abe Ostrovsky and Lisa E. D'Alencon and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Post-Effective Amendment No. 1 Registration Statement on Form S-1 and to perform any acts necessary in order to file such amendments, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or their or his or her substitutes, shall do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURES                          TITLE                     DATE
-----------------------------    ------------------------------    -------------


   /s/  Abe Ostrovsky               Chairman of the Board         July 17, 1997
----------------------------        Chief Executive Officer
        Abe Ostrovsky

   /s/ William M. Allen                     Director              July 17, 1997
----------------------------
       William M. Allen

   /s/ Fred Chanowski                       Director              July 17, 1997
----------------------------
       Fred Chanowski


   /s/ Lisa E. D'Alencon            Chief Financial Officer       July 17, 1997
----------------------------
       Lisa E. D'Alencon

   /s/ E.T. Kalinoski                       Director              July 17, 1997
----------------------------
       E.T. Kalinoski

   /s/ Jeffrey Waxman                       Director              July 17, 1997
----------------------------
       Jeffrey Waxman

   /s/ Peter A. Whealton             President and Director       July 17, 1997
----------------------------
      Peter A. Whealton

   /s/ Stanley A. Young                     Director              July 17, 1997
----------------------------
      Stanley A. Young

                                 EXHIBIT INDEX

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
1(a)         -- Underwriting Agreement (revised)
1(c)         -- Selected Dealer Agreement (revised)
3(a)         -- Amended and Restated Articles of Incorporation of the Registrant
3(b)         -- Bylaws of the Registrant
4.1          -- Form of Warrant Certificate
4.2          -- Form of Common Stock Certificate
5.1          -- Opinion of Counsel
10.1         -- Financial Advisory Agreement
10.2         -- Merger and Acquisition Agreement
10.3         -- Warrant Agreement
10.4         -- Underwriter's Warrant Agreement (revised)
10.5         -- Incentive Stock Option Plan
10.5(a)      -- Employment Agreement-- Ostrovsky Consulting, Inc.
10.5(b)      -- Employment Agreement-- Wil F. Zarecor
10.5(c)      -- Employment Agreement-- John L. Douglas
10.5(d)      -- Employment Agreement-- Glenn Crepps
11.0         -- Computation of Earnings per Share
23.0         -- Consent of counsel is contained in Exhibit 5.1
*23.1        -- Independent Auditors Consent
*23.2        -- Independent Auditors Consent
24.0         -- Powers of Attorney-- See signature page
27.1         -- Financial Data Schedule (for SEC use only).

----------------------

     *Filed herewith.